UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

TRIUMPH BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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TRIUMPH BANCORP, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

March 15, 2022

Dear Triumph Bancorp, Inc. Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Triumph Bancorp, Inc. (the “Company”). The meeting will be held on Tuesday, April 26, 2022. The Annual Meeting will begin promptly at 10:00 a.m., local time, at 3 Park Central, 12700 Park Central Drive, 15th Floor, Dallas, Texas 75251.

A Notice of Annual Meeting of Stockholders and the Proxy Statement for the meeting are attached. To ensure your representation at the Annual Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the enclosed proxy card; or by completing, dating, signing and returning the enclosed proxy card.

Frederick Perpall, who has served on our Board since 2016, will not stand for re-election at the Annual Meeting. The Chairman and the entire board earnestly thank Mr. Perpall for his dedicated service to the Company. Following the Annual Meeting, the Board intends to fix the size of the Board at ten members.

The Notice of Annual Meeting and Proxy Statement on the following pages contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. Of course, if you decide to attend the Annual Meeting, you will have the opportunity to revoke your proxy and vote your shares in person. This Proxy Statement is also available at www.proxydocs.com/TBK.

Sincerely,

Aaron P. Graft

President and Chief Executive Officer

Notice of Annual Meeting of Stockholders

To be held April 26, 2022

Meeting Information

Date:	April 26, 2022
Time:	10:00 a.m. Central Time
Location:	3 Park Central, 12700 Park Central Drive, 15th Floor Dallas, Texas 75251
Record Date:	Close of business, February 28, 2022

Voting Items

1.

To elect the ten directors named in the accompanying proxy statement to our Board of Directors to serve until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

2.	To vote on a non-binding advisory resolution to approve the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement (the “Say on Pay Proposal”);

3.

To approve an amendment to our Second Amended and Restated Certificate of Formation to change the name of the Company from Triumph Bancorp, Inc. to Triumph Financial, Inc. (the “Name Change Proposal”);

4.	To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the current fiscal year; and

5.	To transact any business as may properly come before the Annual Meeting or any adjournments or postponements.

We are furnishing our 2021 Annual Report and proxy materials to our stockholders primarily through the Internet this year in accordance with rules adopted by the Securities and Exchange Commission. Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 15, 2022, which provides them with instructions on how to vote and how to access the 2021 Annual Report and proxy materials on the Internet. It also provides instructions on how to request paper copies of these materials.

Stockholders of record who previously enrolled in a program to receive electronic versions of the 2021 Annual Report and proxy materials will receive an email notice with details on how to access those materials and how to vote.

Triumph Bancorp  |  2022 Proxy Statement

How to Vote

Stockholders of record may vote:

•	By Internet: go to www.proxypush.com/TBK

•	By phone: call 866-206-5381

•	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other stockholder of record, please follow the voting instructions that you receive from the broker, bank or other stockholder of record entitled to vote your shares.

The Board of Directors has fixed the close of business on February 28, 2022 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

By Order of the Board of Directors,
March 15, 2022
Dallas, Texas	Aaron P. Graft
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to be Held on April 26, 2022.

The Proxy Statement for the 2022 Annual Meeting, the Notice of the 2022 Annual Meeting, the form of proxy and the Company’s 2021 Annual Report are available at www.proxydocs.com/TBK.

        Triumph Bancorp  |  2022 Proxy Statement

Page
Information Concerning Solicitation and Voting	1

Proposal 1: Election of Directors	5

Corporate Governance	15

Compensation Discussion and Analysis	20

Section 16(a) Beneficial Ownership Reporting Compliance	43

Certain Relationships and Related Party Transactions	44

Security Ownership of Certain Beneficial Owners and Management	46

Proposal 2: Management Proposal Regarding Advisory Approval of the Company’s Executive Compensation	48

Proposal 3: Management Proposal for Approval of Amendment to the Company’s Second Amended and Restated Certificate of Formation to Change the Name of the Company	49

Proposal 4: Ratification of Selection of Independent Registered Public Accounting Firm	50

Report of the Audit Committee	52

Stockholder Proposals	54

Householding	55

Annex A	A-1

Triumph Bancorp  |  2022 Proxy Statement

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider in voting your shares. Please read the complete proxy statement and our annual report carefully before voting.

Meeting Information

Date:	April 26, 2022
Time:	10:00 a.m. Central Time
Location:	3 Park Central, 12700 Park Central Drive, 15th Floor Dallas, Texas 75251
Record Date:	Close of business, February 28, 2022

How to Vote

Your vote is important. You may vote your shares via the Internet, by telephone, by mail or in person at the Annual Stockholder Meeting. Please refer to the section “Information Concerning Solicitation and Voting” on page 1 for detailed voting instructions. If you vote via the Internet, by telephone or in person at the Annual Stockholder Meeting, you do not need to mail in a proxy card.

INTERNET	TELEPHONE	MAIL	IN PERSON

Visit www.proxyvote.com. You will need the control number printed on your notice, proxy card or voting instruction form.	Dial toll-free (866-206-5381) or the telephone number on your voting instruction form. You will need the control number printed on your notice, proxy card or voting instruction form.	If you received a paper copy of the proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage- paid envelope.	By attending the meeting and following the instructions for voting.

Matters to be Voted Upon

Proposals		Required Approval	Board Recommendation	Page Reference

1.	Election of Directors	Majority of Votes Cast	FOR each Nominee	5
2.	Management Proposal Regarding Advisory Approval of the Company’s Executive Compensation	Majority of Votes Cast	FOR	48

3.	Management Proposal to approve an amendment to the Company’s Second Amended and Restated Certificate of Formation to change the name of the Company from Triumph Bancorp, Inc. to Triumph Financial, Inc.	Two-Thirds of Outstanding Shares	FOR	49

4.	Ratification of Selection of Independent Registered Public Accounting Firm	Majority of Votes Cast	FOR	50

        Triumph Bancorp  |  2022 Proxy Statement

TRIUMPH BANCORP, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

APRIL 26, 2022

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors (the “Board of Directors”) of Triumph Bancorp, Inc. (“Triumph”), a Texas corporation, for use at our 2022 Annual Meeting of Stockholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3 Park Central, 12700 Park Central Drive, 15th Floor, Dallas, Texas 75251, at 10:00 a.m. local time, on April 26, 2022.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

As used in this Proxy Statement, the terms “us”, “we”, “our”, the “Company” and “Triumph” refer to Triumph Bancorp, Inc., and, where appropriate, Triumph Bancorp, Inc., and its subsidiaries. The term “Common Stock” means shares of our Common Stock, par value, $0.01 per share.

Stockholders Entitled to Notice and to Vote; Quorum

Only holders of record of our Common Stock at the close of business on February 28, 2022, which the Board of Directors has set as the record date, are entitled to notice of, and to vote at, the Annual Meeting. As of February 28, 2022 we had 25,160,156 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, and our shares of Common Stock were held by approximately 349 stockholders of record. Each stockholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a matter to be voted on at the Annual Meeting constitutes a quorum for action on that matter. The shares of Common Stock represented by properly executed proxy cards or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Triumph Bancorp  |  2022 Proxy Statement        1

Distinction Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

•

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

•

Beneficial Owner. If your shares are held in a brokerage account, by a trustee or, by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Voting Deadline

If you are a stockholder of record on the record date, then your proxy must be received no later than 11:59 p.m., central time on April 25, 2022 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting without Attending the Annual Meeting

Whether you hold shares directly as a stockholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail. Instructions are on the proxy card. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting in Person

Shares held in your name as the stockholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you may have submitted, whether by Internet, telephone, or mail.

Required Votes

At the Annual Meeting, stockholders will consider and act upon (1) the election of ten directors to our Board of Directors to serve until the next annual meeting of stockholders or until their respective successors have been elected and qualified, (2) the Say on Pay Proposal, (3) the Name Change Proposal, (4) the

2        Triumph Bancorp  |  2022 Proxy Statement

ratification of the appointment of our independent registered public accounting firm, and (5) such other business as may properly come before the Annual Meeting.

•

Election of Directors (Proposal 1). We have implemented majority voting in uncontested director elections. As a result, each director standing for election at the Annual Meeting will be elected by a majority of the votes cast by the outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting, meaning that each director nominee must receive a greater number of such shares voted “for” such director than the number of such shares voted “against” such director. In a contested election, the director nominees receiving a plurality of the votes cast shall be elected directors.

•

Name Change Proposal (Proposal 3). Under our charter, the affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote on the Name Change Proposal is required to adopt the proposal. Abstentions, broker non-votes and failures to vote will have the same effect as votes against the Name Change Proposal.

•

All Other Proposals (Proposals 2 and 4). For all of the other proposals described in this Proxy Statement, the affirmative vote of a majority of the votes cast by the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve each such proposal.

Abstentions and Broker Non-Votes

Under certain circumstances, including the election of directors, matters involving executive compensation and other matters considered non-routine, banks and brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank or broker. This is generally referred to as a “broker non-vote.” In these cases, as long as a routine matter is also being voted on, and in cases where the stockholder does not vote on such routine matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank or broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions only with respect to the proposal to ratify the selection of Crowe LLP as our independent registered public accounting firm but not with respect to any of the other proposals to be voted on at the Annual Meeting.

Abstentions and broker non-votes will not be treated as votes cast for any of the proposals at the Annual Meeting and will have no effect on the results of the Proposal for Election of Directors (Proposal 1), the Say on Pay Proposal (Proposal 2) and the Ratification of Crowe LLP as our Independent Registered Public Accounting Firm (Proposal 4), and will have the same effect as votes against the Name Change Proposal (Proposal 3).

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and sign and return a proxy card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends (1) a vote for the election of each of the director nominees to our Board of Directors, (2) a vote for approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, (3) a vote for approval of the amendment to our Second Amended and Restated Certificate of Formation to change the name of the Company from Triumph Bancorp, Inc. to Triumph Financial, Inc., and (4) a vote for the ratification of the appointment of Crowe LLP as our independent registered public accounting firm.

Triumph Bancorp  |  2022 Proxy Statement        3

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card will also have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Revocability of Proxies

A stockholder of record who has been given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Costs of Proxy Solicitation

Proxies will be solicited from our stockholders by mail and through the Internet. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile or mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

4        Triumph Bancorp  |  2022 Proxy Statement

PROPOSAL 1:  ELECTION OF DIRECTORS

Introduction

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated each of the directors noted below (whom we refer to as the “nominees”) to stand for election for a one (1) year term expiring at the 2023 annual meeting of stockholders or until their respective successors have been elected and qualified. Each director nominee must receive the affirmative vote of a majority of the votes cast to be elected (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Unless contrary instructions are given, the shares represented by your proxy will be voted FOR the election of all director nominees.

Name	Position

Carlos M. Sepulveda, Jr.	Director and Chairman of the Board

Aaron P. Graft	Director, Vice Chairman and Chief Executive Officer

Charles A. Anderson	Director

Harrison B. Barnes	Director

Debra A. Bradford	Director

Richard L. Davis	Director

Laura K. Easley	Director

Maribess L. Miller	Director

Michael P. Rafferty	Director

C. Todd Sparks	Director

Director Frederick Perpall will not stand for re-election at the Annual Meeting. The Chairman and the entire Board thank Mr. Perpall for his dedicated service to the Company. Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has determined not to fill the seat that will be left vacant and fix the number of directors on the Board at ten (10) members.

All of the nominees listed above have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the re-election of each of the nominees.

Triumph Bancorp  |  2022 Proxy Statement        5

Information Concerning the Nominees and Directors

Biographical information for each director and nominee appears below. The information is based entirely upon information provided by the respective directors and nominees.

		Director Since			Committee Membership
Name	Age		Position	Independent	AC	CC	NC	RM
Charles A. Anderson	61	2010	Director	✓		C	✓
Harrison B. Barnes	29	2021	Director	✓		✓
Debra A. Bradford	63	2020	Director	✓	✓			✓
Richard L. Davis	68	2010	Director	✓		✓	✓
Laura K. Easley	57	2020	Director	✓			✓	C
Aaron P. Graft	44	2010	Director, Vice Chairman, Chief Executive Officer & President
Maribess L. Miller	69	2014	Director	✓	✓		C
Frederick P. Perpall*	47	2016	Director	✓		✓
Michael P. Rafferty	67	2014	Director	✓	C			✓
Carlos M. Sepulveda, Jr.	64	2010	Director & Chairman	✓
C. Todd Sparks	54	2010	Director	✓	✓

*	Not standing for re-election at the Annual Meeting
C	Committee Chair
✓	Member
AC	Audit Committee
CC	Compensation Committee
NC	Nominating and Corporate Governance Committee
RM	Risk Management Committee

We believe the current composition of our Board of Directors provides a high level of independence and represents a broad mix of tenure as well as gender and ethnic diversity.

Director Tenure	Diversity	Independence

*	Depicted giving effect to Directors standing for election at the Annual Meeting.

6        Triumph Bancorp  |  2022 Proxy Statement

Director Qualifications and Attributes

We endeavor to have a Board that represents a broad range of qualities, skills and depth of experience in areas that are relevant to and contribute to the Board’s oversight of the Company’s activities. Among others, the Board has considered these key experiences, qualifications, skills and attributes in evaluating the composition of the Board and in considering nominees for new directors.

EXPERIENCE / QUALIFICATIONS / SKILLS / ATTRIBUTES

Banking Experience

•  We seek directors who have knowledge and experience in the banking industry, which is useful in understanding the operations, challenges and regulatory environment impacting our operations as a regulated financial institution.

Financial Experience

•  As a public company, we are committed to strong financial discipline and accurate and transparent reporting and disclosure practices. We believe directors with public accounting backgrounds or senior financial leadership experience at other organizations are instrumental in providing oversight and guidance in these areas.

Senior Leadership Experience

•  We believe it is important for our directors to have served in senior leadership roles in other organizations, including as senior executives, entrepreneurs and founders of businesses, which demonstrates a strong ability to motivate and manage others, to identify and develop leadership qualities in others and to manage organizations.

Diversity

•  We value the representation of gender, ethnic, geographic, cultural and other perspectives that expand the Board’s understanding of the needs and viewpoints of our customers, team members, regulators and other stakeholders.

Public Company Board Experience

•  Directors who have served on other public company boards can offer advice and perspective with respect to board dynamics and operations, relations between the board and executive management and other matters, including executive compensation, corporate governance and relations with stockholders.

Transportation and Payments Experience

•  Given the large percentage of our business that touches the transportation industry, including our factoring, TriumphPay and equipment finance products, and TriumphPay’s emerging presence as a payments solution in the transportation sector, we believe directors with knowledge and experience in these industries provide useful perspective in understanding and providing guidance with respect to the trends, strategic challenges and opportunities in these sectors.

Triumph Bancorp  |  2022 Proxy Statement        7

The table below summarizes the key experience, qualifications and attributes for each member of our Board and highlights the balanced mix of experience, qualifications and attributes of the Board as a whole. This high-level summary is not intended to be an exhaustive list of each director’s skills or contributions to the Board.

Name	Banking Experience	Financial Experience	Senior Leadership Experience	Diversity	Public Company Board Experience	Transportation and Payments Experience
Charles A. Anderson			X		X
Harrison B. Barnes	X			X
Debra A. Bradford		X	X	X	X	X
Richard L. Davis			X
Laura K. Easley			X	X		X
Aaron P. Graft	X		X			X
Maribess L. Miller		X	X	X	X
Michael P. Rafferty	X	X	X		X
Carlos M. Sepulveda, Jr.		X	X	X	X
C. Todd Sparks	X	X	X

*	Depicted giving effect to Directors standing for election at the Annual Meeting.

As of March 15, 2022 we are in compliance with Nasdaq Rule 5605(f) regarding Board diversity and we will remain in compliance with such rule following our Annual Meeting giving effect to the directors standing for election at the meeting. The following diversity statistics are presented in accordance with the standardized disclosure matrix set forth in such Rule:

Total Number of Directors	10

	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	7	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—

*	Depicted giving effect to Directors standing for election at the Annual Meeting

8        Triumph Bancorp  |  2022 Proxy Statement

Directors Standing for Election at the 2022 Annual Meeting

Carlos M. Sepulveda, Jr.

Retired President and Chief Executive Officer

Interstate Batteries, Inc.

Carlos M. Sepulveda, Jr. has served as Chairman of our Board of Directors since 2010. He also serves as chairman of TBK Bank, SSB. Since March 2014, Mr. Sepulveda has served on the Board of

Chairman of the Board

Independent Director

Director Since 2010

Age 64

Key Qualifications and Expertise:

•  Senior Leadership Experience

•  Financial Experience

•  Diversity

Other Current Public Boards:

•  Cinemark Holdings, Inc.

Directors of Savoya, a chauffeured ground transportation service provider. In 2007, he joined the Board of Directors of Cinemark Holdings, Inc. (NYSE: CNK) and in 2016 was named Lead Director. In addition, he serves as Chairman of the Audit Committee, and is a member of both the Compensation Committee and the Strategic Planning Committee. From 2013 to January 2017, Mr. Sepulveda served on the Board of Matador Resources Company (NYSE:MTDR), as Director, Chairman of the Audit Committee, Chairman of the Financial Committee, and a member of both the Nominations Committee and Executive Committee. Mr. Sepulveda joined Interstate Battery System International, Inc. in 1990, and served as its President and Chief Executive Officer from 2004 until 2013, and continues to serve on its Board of Directors as he has since 1995. Prior to joining Interstate Battery, Mr. Sepulveda was a partner at KPMG with more than 10 years of audit experience, including a concentration in financial services companies and banks. Mr. Sepulveda received a Bachelor of Business Administration with highest honors from the University of Texas at Austin. He is a certified public accountant (CPA) and is a member of the American Institute of CPAs and Texas Society of CPAs.

Aaron P. Graft

Founder, Vice Chairman and Chief Executive Officer

of the Company

Aaron P. Graft is the Founder, Vice Chairman and Chief Executive Officer of the Company. He also serves as the Vice Chairman and Chief Executive Officer of TBK Bank, SSB and is the Vice Chairman

Director Director Since 2010 Age 44 Key Qualifications and Expertise: • Banking Experience • Senior Leadership Experience • Transportation and Payments Experience
of Triumph Business Capital and a Director of Triumph Insurance Group, Inc. Mr. Graft also serves as a Director and as Vice Chairman of The Bank of the West of Thomas, Oklahoma. Prior to establishing Triumph Bancorp, Inc., Mr. Graft served as the Founder and President of Triumph Land and Capital Management, LLC, where he oversaw the management of several multi-family and commercial real estate projects in receivership and led the acquisition of multiple pools of distressed debt secured by multi-family projects. Prior to Triumph, Mr. Graft worked for Fulbright & Jaworski, LLP (now Norton Rose Fulbright LLP) where he focused on distressed loan workouts. Mr. Graft received a Bachelor of Arts, cum laude, and a Juris Doctorate, cum laude, from Baylor University. He is a member of Young Presidents’ Organization. He also serves on the Baylor University Hankamer School of Business Advisory Board. In 2017, Mr. Graft received the EY Entrepreneur Of The Year® Award in the Business & Financial Services category in the Southwest Region and the Baylor University 2017 Young Alumnus of the Year. In 2014, he was recognized by the Dallas Business Journal with the “40 Under 40” award.

Triumph Bancorp  |  2022 Proxy Statement        9

Charles A. Anderson

Co-Founder

Bandera Ventures, Ltd.

Charles A. Anderson cofounded Bandera Ventures, Ltd., a firm focused on industrial development and acquisitions, distressed office acquisitions and long-term lease opportunities. Prior to

Independent Director

Director Since 2010

Age 61

Board Committees:

•  Compensation (Chair)

•  Nominating Corporate Governance

Key Qualifications and Expertise:

•  Senior Leadership Experience

Other Current Public Boards:

•  Highwoods Properties, Inc.

that, Mr. Anderson was associated with the Trammell Crow Company where he served as Senior Executive Director, responsible for the Development and Investment Group for the Western half of the United States. Since 2014, Mr. Anderson has served on the Board of Directors and as a member of the Investment Committee of Highwoods Properties, Inc. (NYSE:HIW), a publicly traded real estate investment trust. He earned his Bachelor of Business Administration and Master of Business Administration from Southern Methodist University, where he graduated summa cum laude.

Harrison B. Barnes

Professional Athlete

National Basketball Association

Harrison B. Barnes, through his family office, is a community bank supporter and investor. He is a member of the board of directors of First National Bank (Ames, IA), the largest bank subsidiary of Ames National

Independent Director Director Since 2021 Age 29 Board Committees: • Compensation Key Qualifications and Expertise: • Banking Experience • Diversity
Corporation (NASDAQ: ATLO). Mr. Barnes has been a professional athlete since 2012, representing the United States in the 2016 Olympics. He was voted to, and currently serves on the board of directors of USA Basketball, as Treasurer and Executive Committee member of the National Basketball Players Association, and as one of two inaugural Player Representatives on the board of directors of the NBA Foundation. Since 2012, Mr. Barnes has overseen all functions of his family’s business affairs, including analysis of representation and business proposals, venture capital transactions, and investments in publicly traded companies. Mr. Barnes’ community projects includes When We All Vote (Ambassador), Boys & Girls Club of Oakland (Board of Trustees), Learn Fresh (Champion and Advisor for NBA Math Hoops program), and Harrison Barnes Reading Academy (Founder, promoting literacy skills).

Debra A. Bradford

President and Chief Financial Officer

First American Payment Systems

Debra A. Bradford is President and Chief Financial Officer of First American Payment Systems, an industry leader and global solutions provider in merchant account services. Ms. Bradford joined First

Independent Director

Director Since 2020

Age 63

Proposed Board Committees:

•  Audit

•  Risk Management

Key Qualifications and Expertise:

•  Financial Experience

•  Senior Leadership Experience

•  Diversity

•  Transportation and Payments Experience

Other Current Public Boards:

•  International Money Express, Inc.

American Payment Systems in 2001 and has served as President and Chief Financial Officer since 2008. She also serves on the board of directors and audit committee of First American Payment Systems. Prior to joining first American Payment Systems, Ms. Bradford served as Senior Vice President and Chief Financial Officer of ACE Cash Express, Inc., a financial services retailer, and in various roles, including Chief Operating Officer, with IPS Card Solutions (formerly NTS, Inc.), a division of Frist Data Corporation. Ms. Bradford serves on the Board of Directors and on the Governance and Compensation Committees of International Money Express, Inc. (NASDAQ: IMXI). Ms. Bradford graduated from the University of Texas in Austin. She is a Certified Public Accountant and a member of the Texas Society of Certified Public Accountants.

10        Triumph Bancorp  |  2022 Proxy Statement

Richard L. Davis

Founder

DAVACO, Inc.

Richard L. Davis is Founder of Dallas-based DAVACO, Inc., a leading provider of retail, restaurant and hospitality service solutions. In 2000 and 2006, Mr. Davis was a finalist for the Ernst & Young Entrepreneur

Independent Director Director Since 2010 Age 68 Board Committees: • Compensation • Nominating Corporate Governance Key Qualifications and Expertise: • Senior Leadership Experience
of the Year award, and in 2006, he was inducted into the Retail Construction Hall of Fame. Mr. Davis currently serves on The Salvation Army’s Dallas/ Fort Worth Metroplex Advisory Board and The Foundation Board of Baylor Scott & White.

Laura K. Easley

Retired Chief Operating Officer

Transportation Insight

Laura K. Easley was the Chief Operating Officer of Transportation Insight, a leading enterprise solutions provider in the logistics and transportation industry, from 2012 until her retirement in 2019. She served in various

Independent Director

Director Since 2020

Age 57

Proposed Board Committees:

•  Nominating Corporate Governance

•  Risk Management (Chair)

Key Qualifications and Expertise:

•  Senior Leadership Experience

•  Diversity

•  Transportation and Payments Experience

other capacities at Transportation Insight from 2005 to 2019, including Chief Business Development Officer and Chief Solutions Officer. Prior to Transportation Insight, Ms. Easley served in various capacities with Menlo Worldwide, The Complete Logistics Company and ABF Freight Systems. Ms. Easley received a Bachelor of Science Degree in Industrial Engineering and Management from Oklahoma State University. She served on the Board of Directors for the OSU Cowboy Academy of Industrial Engineering and Management.

Maribess L. Miller

Retired Partner

PricewaterhouseCoopers LLP

Maribess L. Miller was a member of the public accounting firm PricewaterhouseCoopers LLP from 1975 until 2009, including serving as the North Texas Market Managing Partner from 2001 until 2009; as

Independent Director

Director Since 2014

Age 69

Board Committees:

•  Nominating Corporate Governance (Chair)

•  Audit

Key Qualifications and Expertise:

•  Financial Experience

•  Senior Leadership Experience

•  Diversity

Other Current Public Boards:

•  Zix Corporation

•  DR Horton, Inc.

Southwest Region Consumer, Industrial Products and Services Leader from 1998 until 2001; and as Managing Partner of the firm’s U.S. Healthcare Audit Practice from 1995-1998. Ms. Miller joined the board of DR Horton, Inc. (NYSE: DHI) in November, 2019 and serves as chair of the Nominating and Corporate Governance Committee and as a member of the Audit and Compensation Committee. Ms. Miller served as a member of the Board of Directors and Chair of the Audit Committee and member of the Compensation Committee for Zix Corporation (NASDAQ:ZIXI) from 2010-2021. Ms. Miller is also a member of the Board of Directors and Chair of the Audit Committee and member of the Compensation Committee for Midmark Corp., a privately-held medical supply company. She was on the Texas State Board of Public Accountancy from 2009-2015, past Board Chair for the Texas Health Institute and is a Board member and past Chair of the Board of the North Texas Chapter of the National Association of Corporate Directors. She graduated cum laude with a Bachelor’s degree in Accounting from Texas Christian University. Ms. Miller is a retired certified public accountant.

Triumph Bancorp  |  2022 Proxy Statement        11

Michael P. Rafferty

Retired Partner,

Ernst & Young LLP

Michael P. Rafferty was a member of the public accounting firm Ernst & Young LLP from 1975 until his retirement in 2013, was admitted as Partner of the Firm in 1988, and served as the Audit Practice Leader for

Independent Director

Director Since 2014

Age 67

Board Committees:

•  Audit (Chair)

•  Risk Management

Key Qualifications and Expertise:

•  Financial Experience

•  Senior Leadership Experience

Other Current Public Boards:

•  MoneyGram International, Inc.

the Southwest Region from 2004 to 2013. During his career with Ernst & Young, he primarily served clients in the financial services and healthcare industries. Mr. Rafferty graduated with a Bachelor of Science degree in Accounting from the University of New Orleans. Mr. Rafferty is a certified public accountant and is licensed in Texas. Mr. Rafferty also serves as a member of the Board of Directors, as Chair of the Audit Committee and as a member of the Compliance and Ethics Committee of MoneyGram International, Inc. (NASDAQ:MGI), a position he has held since 2016.

C. Todd Sparks

Vice President and Chief Financial Officer

Discovery Operating Inc.

C. Todd Sparks is Vice President and Chief Financial Officer of Discovery Operating Inc., where he has been employed since 1992. Mr. Sparks also serves as a member of the Board of Directors and on

Independent Director Director Since 2010 Age 54 Board Committees: • Audit Key Qualifications and Expertise: • Banking Experience • Financial Experience • Senior Leadership Experience
the Executive Loan Committee of TBK Bank, SSB. Mr. Sparks formerly served on the board of First Capital Bank of Texas and First Bancshares of Texas. Mr. Sparks received a Bachelor of Business Administration from Baylor University in 1989 and a Master of Business Administration from Texas A&M University in 1992.

Not Standing for Re-Election

Frederick P. Perpall

Chief Executive Officer

The Beck Group

Frederick P. Perpall serves as the Chief Executive Officer for The Beck Group, an architecture and construction company based in Dallas, Texas. Mr. Perpall has served as CEO of the Beck Group

Independent Director

Director Since 2016

Age 47

Board Committees:

•  Compensation

Key Qualifications and Expertise:

•  Senior Leadership Experience

•  Diversity

Other Current Public Boards:

•  Starwood Property Trust

•  FedEx Corporation

since 2013, and has been with The Beck Group in other roles since 1999. Mr. Perpall began his career in the design and construction industry in 1996 and has been a registered architect since 2003. Prior to his time at Beck, Mr. Perpall worked for Gideon Toal Architects and Alexiou + Associates. Mr. Perpall serves on the Board of Directors and as a member of the Audit Committee of Starwood Property Trust (NYSE: STWD) and on the Board of Directors and as member of the Audit and Nominating and Corporate Governance Committees of FedEx Corporation (NYSE: FDX). Mr. Perpall serves on numerous other boards and executive committees, including the Dallas Regional Chamber, the Dallas Citizens Council and The Carter Center. He earned his Bachelor of Science and Master of Architecture degrees from the University of Texas at Arlington.

12        Triumph Bancorp  |  2022 Proxy Statement

Information Regarding Executive Officers

Our executive officers are as follows:

Name	Age	Position

Aaron P. Graft	44	Vice Chairman, Chief Executive Officer and President of the Company Vice Chairman, Chief Executive Officer of TBK Bank, SSB

W. Bradley Voss	46	Executive Vice President and Chief Financial Officer of the Company and TBK Bank, SSB

Gail Lehmann	64	Executive Vice President, Secretary of the Company Chief Operating Officer and Secretary of TBK Bank, SSB

Adam D. Nelson	44	Executive Vice President, General Counsel of the Company and TBK Bank, SSB

Todd Ritterbusch	53	Executive Vice President, Chief Lending Officer, TBK Bank, SSB

A brief description of the background of each of our executive officers who is not also a director is set forth below.

W. Bradley Voss has served as our Executive Vice President, Chief Financial Officer since 2021. He also serves as Executive Vice President and Chief Financial Officer of TBK Bank, SSB. Mr. Voss joined the Company in a consulting engagement in 2011 and has served in various finance roles since joining the Company full-time in 2012. He was appointed as Chief Financial Officer in 2021. Prior to his current role, he led balance sheet strategy, capital issuance, investments, liquidity, and funding as the Company’s Senior Vice President and Treasurer from 2015 to 2019, and Executive Vice President and Treasurer from 2019 to 2021. Mr. Voss joined Triumph from CSG Investments (an affiliate of Beal Bank), where he led the sourcing, analysis and execution of investments in distressed securities as Senior Vice President and Portfolio Manager. Before joining CSG Investments, Mr. Voss served as a Portfolio Manager for Highland Capital Management, L.P. Earlier in his career, he worked in institutional equity sales and research at Donaldson, Lufkin & Jenrette and then Bear Stearns. Mr. Voss earned a Bachelor of Business Administration in accounting and finance from Texas Christian University and a Master of Business Administration from the University of Texas at Austin. He is a Chartered Financial Analyst (CFA) charter holder.

Gail Lehmann has served as our Executive Vice President and Secretary since 2010. She also serves as Chief Operating Officer, Secretary of TBK Bank, SSB. Previously, Ms. Lehmann served as Corporate Compliance Officer and Senior Vice President of Risk Management for Bluebonnet Savings Bank, FSB, a $3 billion wholesale thrift. Ms. Lehmann has been in the banking industry for more than 30 years and has experience in all facets of banking operations with particular emphasis on regulatory compliance, risk management, information technology and venture capital environments. She also has expertise in the area of property and subsidiary management. Ms. Lehmann received a Bachelor of Science, with a Major in Public Administration/Political Science and a Minor in Criminal Justice, from the University of Illinois.

Adam D. Nelson has served as our Executive Vice President and General Counsel since 2013. He also serves as Executive Vice President and General Counsel of TBK Bank, SSB. Mr. Nelson previously served as Vice President and Chief Compliance Officer of Trinitas Capital Management, LLC, an independent registered investment adviser. In addition, Mr. Nelson previously served as Vice President and Deputy General Counsel of ACE Cash Express, Inc., a financial services retailer. Prior to that, Mr. Nelson was an attorney with the firm of Weil Gotshal & Manges, LLP, where he focused on mergers and acquisitions, management led buyouts and private equity transactions. Mr. Nelson received a Bachelor of Arts in Economics, magna cum laude, from Baylor University and a Juris Doctorate, cum laude, from Harvard Law School.

Triumph Bancorp  |  2022 Proxy Statement        13

Todd Ritterbusch has served as the Executive Vice President and Chief Lending Officer of TBK Bank, SSB since May 2019.    Prior to joining the Company, from 2002 to April of 2019, Mr. Ritterbusch served in various capacities with JPMorgan Chase Bank, including as the Managing Director, Market Executive for the Commercial Bank covering the Ft. Worth and West Texas markets. During his tenure with JPMorgan Chase Bank, Mr. Ritterbusch led a commercial banking team serving businesses with revenues between $20 million and $500 million across his market area. Mr. Ritterbusch holds a Bachelor of Science in Engineering from Purdue University and a Master of Business Administration from the Kellogg School of Management and a Master of Engineering Management from the McCormick School of Engineering at Northwestern University. He served on the boards of Cook Children’s Healthcare Foundation, Cook Children’s Health Plan and Leadership ISD.

14        Triumph Bancorp  |  2022 Proxy Statement

CORPORATE GOVERNANCE

Board of Directors Meetings

During 2021, the Board of Directors held five meetings and committees of the Board held a total of 21 meetings. Each of our directors attended at least 75% of the total meetings of the Board and committees on which he or she served during 2021.

Director Independence

The Board of Directors has determined that with the exception of Aaron P. Graft, each of our current directors is an independent director as defined for purposes of the rules of the Securities and Exchange Commission (“SEC”) and the listing standards of The Nasdaq Stock Market (“NASDAQ”). For a director to be considered independent, the Board must determine that the director does not have a relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board will consider all relevant facts and circumstances, including any transactions or relationships between the director and the Company or its subsidiaries.

Board Committees

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Management Committee. Our Board of Directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Audit Committee. Our Audit Committee is composed of Michael P. Rafferty (Chair), Maribess L. Miller, Debra Bradford and C. Todd Sparks. The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of our internal audit function and independent auditors. Among other things, the Audit Committee:

•	annually reviews the Audit Committee charter and the committee’s performance;

•	appoints, evaluates and determines the compensation of our independent auditors;

•	reviews and approves the scope of the annual audit, the audit fee and the financial statements;

•	reviews disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;

•	prepares the audit committee report to be included in our proxy statement or annual report filed with the SEC;

•	oversees investigations into complaints concerning financial matters, if any; and

•	reviews other risks that may have a significant impact on our financial statements.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

The Audit Committee is composed solely of members who satisfy the applicable independence and other requirements of the SEC and the NASDAQ for Audit Committees and each of whom meet the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act. In addition, at least one member of the Audit Committee shall be a member of the Company’s Risk Management Committee. Each of Mr. Rafferty and Ms. Miller is an “audit committee

Triumph Bancorp  |  2022 Proxy Statement        15

financial expert” as defined by the SEC. The Audit Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on our website under the link entitled “Investor Relations – Corporate Governance” at www.triumphbancorp.com. Our Audit Committee met nine times during 2021.

Compensation Committee. Our Compensation Committee is composed of, Charles A. Anderson (Chair), Harrison Barnes, Richard Davis and Frederick P. Perpall. Following the Annual Meeting, our Compensation Committee will continue to have three members (Mr. Anderson (Chair), Mr. Barnes and Mr. Davis). The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to compensation of our executives and team members.

Among other things, the Compensation Committee:

•	evaluates human resources and compensation strategies;

•	reviews and approves objectives relevant to executive officer compensation;

•	evaluates performance and determines the compensation of the Chief Executive Officer and our other executive officers in accordance with those objectives;

•	approves any changes to non-equity based benefit plans involving a material financial commitment;

•	prepares the compensation committee report to be included in our annual report; and

•	evaluates performance in relation to the Compensation Committee charter.

The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. The Compensation Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on our website under the link entitled “Investor Relations – Corporate Governance” at www.triumphbancorp.com. Our Compensation Committee met four times during 2021.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Maribess L. Miller (Chair), Charles A. Anderson, Laura Easley and Richard Davis. The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters.

Among other things, the Nominating and Corporate Governance Committee:

•	identifies individuals qualified to be directors consistent with the criteria approved by the Board of Directors and recommends director nominees to the full Board of Directors;

•	ensures that the Audit and Compensation Committees have the benefit of qualified “independent” directors;

•	reviews and approves any related party transactions in accordance with our related party transaction policy;

•	makes recommendations to the Board of Directors regarding the compensation of directors of the Company;

•	oversees management continuity planning;

•	leads the Board of Directors in its annual performance review; and

•	takes a leadership role in shaping the corporate governance of our organization.

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The Nominating and Corporate Governance Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. The written charter for our Nominating and Corporate Governance Committee is available on our website under the link entitled “Investor Relations – Corporate Governance” at www.triumphbancorp.com. Our Nominating and Corporate Governance Committee met four times during 2021.

Risk Management Committee. Our Risk Management Committee is composed of Laura Easley (Chair), Debra Bradford, and Michael P. Rafferty. The Risk Management Committee is responsible for assisting the Board of Directors in the assessment of risk across the Company and its subsidiaries.

Among other things, the Risk Management Committee:

•	reviews and implements the Company’s enterprise risk assessment program as set forth in its enterprise risk management policy as in place from time to time as adopted by our Board of Directors;

•	reviews and recommends changes to the Company’s enterprise risk management policy to our Board of Directors;

•	provides oversight of the Company’s information technology infrastructure and security;

•	provides oversight of the Company’s regulatory compliance; and

•

provides updates to our Board of Directors regarding its review of the risks facing the Company and its subsidiaries and its discussions with management on such risks and the steps being taken to mitigate such risks.

The Risk Management Committee is composed of a majority of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. In addition, at least one member of the Risk Management Committee shall be a member of the Company’s Audit Committee. The written charter for our Risk Management Committee is available on our website under the link entitled “Investor Relations – Corporate Governance” at www.triumphbancorp.com. Our Risk Management Committee met four times during 2021.

Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers

Our Board of Directors has adopted a code of business conduct and ethics (our “Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics and supplemental code of ethics for CEO and senior financial officers is available upon written request to the Corporate Secretary, Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251. If we amend or grant any waiver of a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

Board Leadership Structure and Risk Oversight

Different individuals serve as our Chief Executive Officer and Chairman because our Board of Directors has determined that the separation of these offices enhances our Board of Directors’ independence and oversight. Moreover, the separation of these roles allows our Chief Executive Officer to better focus on his growing responsibilities of running the Company, enhancing stockholder value and expanding and strengthening the Company’s franchise while allowing the Chairman to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Carlos M. Sepulveda, Jr., serves as Chairman of our Board of Directors, and Aaron P. Graft serves as our Chief Executive Officer and President.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit, interest rate, liquidity, operational, strategic and

Triumph Bancorp  |  2022 Proxy Statement        17

reputation risks. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, including its Risk Management Committee, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Chairman of the Board of Directors and independent members of the Board of Directors work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Compensation Committee Interlocks and Insider Participation

No members of our Compensation Committee are or have been an officer or employee of Triumph or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the Board of Directors, Compensation Committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Nomination of Directors

With respect to directors not nominated by Triumph, the Board of Directors identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors then identifies the desired skills and experience of a new nominee in light of the criteria below. Current members of the Board of Directors are polled for suggestions as to individuals meeting the criteria below. The Board of Directors may also engage in research to identify qualified individuals. In evaluating a director nominee, the Board of Directors considers the following factors:

•	the appropriate size of our Board of Directors;

•	our needs with respect to the particular talents and experience of our directors;

•

the nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	whether the nominee is independent, as that term is defined under the NASDAQ listing standards;

•	the familiarity of the nominee with our industry;

•	the nominee’s experience with accounting rules and practices; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board of Directors members.

Our goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board of Directors will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees. The Board of Directors may also consider such other factors as it may deem in our best interests and the best interests of our stockholders. We also believe it may be appropriate for key members of our management to participate as members of the Board of Directors.

Stockholders may nominate directors for election to the Board of Directors. In order to nominate a director for election to the Board of Directors, stockholders must follow the procedures set forth in our

18        Triumph Bancorp  |  2022 Proxy Statement

Bylaws, including timely receipt by the Secretary of Triumph of notice of the nomination and certain required disclosures with respect both to the nominating stockholder and the recommended director nominee.

Directors may currently be elected by a majority of votes cast (in uncontested elections) or a plurality of votes (in contested elections) at any meeting called for the election of directors at which a quorum is present. The presence of a majority of the holders of our Common Stock, whether in person or by proxy, constitutes a quorum. The Board of Directors did not receive any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the nominees in our Proxy Statement for this Annual Meeting. The absence of such a recommendation does not mean, however, that a recommendation would not have been considered had one been received.

Stockholder Communications with the Board of Directors

Every effort is made to ensure that the Board of Directors or individual directors, as applicable, hear the views of stockholders and that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to Adam D. Nelson, our General Counsel, with a request to forward the matter to the intended recipient. All such communications will be forwarded unopened.

Director Attendance at Annual Meeting of Stockholders

We encourage all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders, although we recognize that conflicts may occasionally arise that will prevent a director from attending an annual meeting. Each of our ten then serving directors virtually attended our 2021 annual meeting.

Hedging Policy and Pledging Restrictions

We do not permit our directors or executive officers to engage in transactions that hedge such director’s or executive officer’s economic risk of owning shares of our common stock. Thus, our directors and executive officers may not engage in hedging transactions in the Company’s shares such as puts, calls, prepaid variable forwards, equity swaps, collars and other derivative securities on an exchange or in any other organized market. Our directors and executive officers also may not engage in short sales of the Company’s shares, meaning sales of shares that are not owned at the time of sale. In addition, the Company does not permit shares pledged by senior executive officers and directors to be applied toward stock ownership guidelines, and limits pledging to pre-approved exceptions where the executive officer or director can clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities.

Triumph Bancorp  |  2022 Proxy Statement        19

COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss and analyze the compensation of our “named executive officers” including our Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers. This discussion and analysis also includes a description of our compensation practices and philosophy, our decision making process for compensation matters, and the material factors impacting our compensation decisions for 2021 compensation.

Executive Summary

2021 Financial Performance

During 2021, the Company delivered record financial performance while simultaneously pivoting the growth strategy for its TriumphPay payments platform, transitioning the Company’s focus to a develop a fee driven payments network for the for-hire trucking ecosystem in the United States, connecting third party logistics companies, or 3PLs (“Brokers”), the manufacturers and other businesses that contract directly for the shipment of goods (“Shippers”), the trucking companies that haul freight for such Brokers and Shippers (“Carriers”), and the factoring companies that provide working capital to Carriers (“Factors”).

Such pivot and the execution of this growth strategy required significant investments, both financial and in the time and focus of the Company’s management team. The Company was able to make such investments and demonstrate tangible results in the execution of such strategy while simultaneously delivering top tier financial results that allowed it to accumulate retained earnings and avoid diluting the Company’s stockholders to fund the ongoing investments in its fintech platform. Such results were aided by historically strong macro trends in the transportation industry, but also the efforts of the Company’s management team and team members in driving key initiatives that allowed the Company to fully capitalize on such macro trends.

The Company’s top line financial results included the following:

•	Net income available to common stockholders of $109.8 million, compared to $62.3 million in 2020;

•	Diluted earnings per common share of $4.35, compared to $2.53 in 2020;

•	Non-performing assets to average assets of 0.92% as of December 31, 2021, compared to 1.15% as of December 31, 2020;

•

Continued success in growing the Company’s core deposit franchise in its traditional banking markets, as non-interest bearing deposits were approximately $1.9 billion (or approximately 41% of total deposits) as of December 31, 2021, and the Company’s total cost of deposits was 0.20% for 2021 compared to 0.67% for 2020; and

•

Net charge-offs as a percentage of average loans of 0.95%, compared to 0.10% for 2020 (which metric was significantly impacted by the charge off of a large account related to the Company’s previously disclosed acquisition of the assets of Transport Financial Solutions (the “TFS Acquisition”), a significant portion of which was indemnified by Covenant Logistics Group, Inc. (“CVLG”), the seller of such assets, as part of resolution of issues identified in such acquisition).

The Company also demonstrated significant growth and progress in key areas tied to its strategically important businesses in the transportation sector, Triumph Business Capital and TriumphPay, including the following:

•	Total invoice volume purchased at Triumph Business Capital (“TBC”) for 2021 of $13.1 billion, compared with $7.1 billion in 2020

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•	End of year annualized payment volume at TriumphPay (“TPay”) of approximately $21 billion, compared with $7.7 billion at the end of 2020;

•

Continued onboarding of top tier Brokers and Factors onto the TriumphPay platform, including 17 of the top 25 Brokers in the United States and 11 of the top 20 Factors in the United States utilizing the TriumphPay platform for at least one service offering;

During 2021, the Company also successfully executed on the acquisition of HubTran, Inc., a software platform that offers workflow solutions for the processing and approval of Carrier invoices for approval by Brokers or purchase by Factors. Following such acquisition, the TriumphPay strategy shifted from a capital-intensive on-balance sheet product with a greater focus on interest income to a payments network for the trucking industry with a focus on fee revenue. The Company believes that the integrated service offerings of the TriumphPay platform following this acquisition, namely the offering of a streamlined and integrated process for the presentment, audit and payment of transportation invoices that connects Brokers, Shippers, Factors and Carriers presents a significant opportunity to drive fee income growth in future years and generate significant value for the Company’s stockholders and other stakeholders.

Set forth below is a line graph presentation comparing the cumulative return on the Company’s common stock, on a dividend reinvested basis, against the cumulative return of the NASDAQ / Bank Composite, KBW Bank Index and KRE SPDR S&P Regional Banking ETF for the period from December 31, 2018 to December 31, 2021. Our total stockholder return over this period significantly outperformed both the NASDAQ Composite and KBW indices as well as the KRE SPDR ETF.

3-Year Total Stockholder Return

Named Executive Officers

Our named executive officers (NEO’s) as of December 31, 2021 are as set forth below. On September 1, 2021, R. Bryce Fowler, our former Executive Vice President and Chief Financial Officer retired from such position and W. Bradley Voss was promoted to such position as of such date. Certain elements of 2021 compensation for Mr. Voss and Mr. Fowler not otherwise addressed herein are set forth below under “Voss 2021 Compensation” and “2021 Compensation for Former Named Executive Officers – Retirement of Mr. Fowler” respectively.

Triumph Bancorp  |  2022 Proxy Statement        21

Name	Age	Position
Aaron P. Graft	44	Vice Chairman, Chief Executive Officer and President of the Company Vice Chairman, Chief Executive Officer of TBK Bank, SSB
W. Bradley Voss	46	Executive Vice President and Chief Financial Officer of the Company and TBK Bank, SSB
Gail Lehmann	64	Executive Vice President, Secretary of the Company Chief Operating Officer, Secretary of TBK Bank, SSB
Adam D. Nelson	44	Executive Vice President, General Counsel of the Company and TBK Bank, SSB
Todd Ritterbusch	53	Executive Vice President, Chief Lending Officer, TBK Bank, SSB

Compensation Design Principles and Governance Best Practices

Our compensation programs incorporate best practices, including the following:

WHAT WE DO	WHAT WE DON’T DO

»  Align pay and performance

»  Design incentive programs to mitigate undue risks

»  Include caps on all incentives

»  Maintain a clawback policy for incentive compensation

»  Require ownership through Stock Ownership Guidelines

»  Include “Double Trigger” change in control provisions in NEO employment agreements and equity award agreements

»  Retain an independent compensation consultant

»  Annually conduct a competitive benchmarking analysis of executive compensation

»  No tax gross-ups related to change in control

»  Prohibit hedging of company securities by Executive Officers and Directors

»  No excessive perquisites

»  No stock option repricing without stockholder approval

Say on Pay/Say on Frequency

The Company has determined to hold stockholder advisory votes on our executive compensation (i.e. the “say on pay” vote) on an annual basis, as we believe holding this vote annually provides an effective way to obtain current information on stockholder sentiment about the Company executive compensation program. Additionally, while the say on pay vote is a formal means for soliciting stockholder feedback, the Company welcomes the opportunity to engage with stockholders at any time.

Executive Compensation Objectives and Policies

Below we summarize our compensation philosophy and guiding principles as well as our decision process and the outcomes of that process. Our executive compensation programs are designed to enable the Company to attract, motivate and retain talent needed for the Company’s success, reward executives for performance, align executive interests with those of our stockholders, provide competitive compensation and ensure a balanced approach that promotes sound risk management practices.

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We plan to achieve these objectives through the following guiding principles.

Compensation Principles	How we achieve these principles

Market Competitive

»  Competitive base pay ranges are designed to target market median with flexibility to recognize individual performance, experience and contribution.

»  Total compensation is targeted to market median for achieving median performance. Actual total compensation varies as appropriate to reflect individual and Company performance.

»  Market is defined using a combination of published industry survey sources (representing similar size and scope) and a proxy peer group of publicly-traded banks similar in size as asset types is reviewed annually. In addition, such analysis considers the Company’s growing Fintech presence as its transportation payments business continues to expand in this area.

Performance-Based

»  Annual cash incentive opportunities under our Annual Incentive Program (“AIP”) tied to performance under financial metrics that align with key strategic objectives including overall financial returns (Earnings Per Share), proper risk management incentives, including preservation of credit quality (Non-Performing Asset and Net Charge-Off Goals), and goals tied to execution in the Company’s strategically important transportation and payments businesses (TBC and TPay).

»  Equity compensation awards to our NEO’s under our long-term incentive program (“LTIP”) consist of 50% performance-based restricted stock units based on the Company’s relative total stockholder return, 25% time vested restricted stock and 25% time vested stock options.

Culture of Ownership	» Stock ownership guidelines encourage significant ownership by directors and executive officers.

Long-Term Focus	» Long-term equity compensation and vesting requirements align rewards with time horizon of potential risk.

The table below summarizes the purpose/objective of each compensation component used in our 2021 program.

Compensation Component	Purpose/Objective

Base Salary	» Provides a competitive level of fixed income based on role; targets market median.

Annual Incentive Program

»  Motivates and rewards executives for performance of key objectives in support of our overall strategic plan;

»  Includes risk mitigation/credit quality metrics (Non-Performing Asset; and Net Charge Off targets) as a meaningful portion of total opportunity;

»  Includes goals tied to execution in the Company’s strategically important transportation and payments businesses (TBC and TPay); and

»  Rewards vary based on performance (higher performance will result in above market median pay; lower performance will result in below market median pay).

Equity Awards/ Long-Term Incentive Program	» Aligns executive interests with stockholders through equity based compensation; » Rewards long-term stockholder value creation; and » Multiple year vesting encourages retention.

Other Benefits	» Provides a base level of competitive benefits consistent with similarly situated executive talent.

Employment Agreements

»  Provides employment security to key executives; and

»  Focuses executives on transactions in best interest of stockholders, regardless of impact such transactions may have on the executive’s employment.

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Role of Compensation Committee Management and the Compensation Consultant

Role of the Compensation Committee

The Compensation Committee is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s annual incentive and equity-based plans. This includes oversight of the total compensation programs of the Company’s CEO and other executive officers, including our NEO’s. The Compensation Committee reviews all compensation components and performance for the Company’s Chief Executive Officer and other executive officers, including base salary, annual short-term incentives, long-term incentives (equity), benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee examines the total compensation mix, pay-for-performance relationship and alignment with our compensation philosophy. The Committee also reviews the employment agreements for our NEO’s. As the Committee makes decisions regarding the Chief Executive Officer and other executive officers’ compensation, input and data from management and outside advisors are provided for external reference and perspective. While the Chief Executive Officer makes recommendations on other executive officers’ compensation, the Committee is ultimately responsible for approving compensation for all executive officers. The Committee meets regularly in executive session without management.

Role of the Compensation Consultant

The Compensation Committee has the sole authority to retain and dismiss its own outside compensation consultants and any other advisors it deems necessary. In 2021, the Compensation Committee engaged Meridian Compensation Partners LLC (“Meridian”) as its outside compensation consultant. The role of a compensation consultant is to assist the Compensation Committee in analyzing executive compensation packages and to provide the Compensation Committee with information regarding market compensation levels, general compensation trends and best practices. The consultant also provides advice regarding the competitiveness of specific pay decisions and actions for our NEO’s, as well as the appropriateness of the design of the Company’s executive compensation programs. Meridian also advised the Compensation Committee on the implementation of the Company’s annual incentive program and long-term incentive program for 2021. Meridian attended meetings of the Compensation Committee, including executive sessions, upon invitation. Meridian did not provide any other services to the Company. The Compensation Committee has assessed the independence of Meridian pursuant to the rules of the SEC and concluded that Meridian’s work for the Compensation Committee did not raise any conflicts of interest.

Role of Management

The Compensation Committee made all 2021 compensation decisions for our NEO’s. As part of its decision making process, the Committee seeks information as appropriate from management (e.g. the Company’s CEO, CFO, legal and human resources departments). The Chief Executive Officer annually reviews the performance of each of the Company’s and its subsidiaries’ executive officers (other than himself). The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and bonuses, were presented to the Compensation Committee. The Compensation Committee exercised its discretion in modifying any recommended adjustment or award. The Chief Executive Officer’s performance is reviewed by the Compensation Committee and the Compensation Committee makes compensation decisions with respect to the Chief Executive Officer taking into account such review.

Peer Group and Competitive Benchmarking

The Committee made its determinations as to the compensation for its NEO’s in 2021, including base salary level and annual and long-term incentive targets as a percentage of base salary, by analyzing the Company’s practices in comparison to approved peer groups. In identifying and constructing a competitive banking peer group, the Committee, based on recommendations from Meridian, took into consideration asset size as the primary selection criteria. In order to reflect our unique business model, the peer group

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was further filtered to include companies with the highest percentage of Commercial and Industrial (“C&I”) loans to arrive at a reasonable size (i.e. 20 banks). This compensation peer group consisted of banks with assets between $2.7 billion and $9.4 billion as of the date of adoption of the peer group by the Company in 2020, compared to $5.35 billion for the Company at such time.

Banking Peer Group

1st Source Corporation	Veritex Holdings, Inc.

Enterprise Financial Services Corp	Preferred Bank

ServisFirst Bancshares, Inc.	Stock Yards Bancorp, Inc.

Lakeland Financial Corporation	First Financial Corporation

TriState Capital Holdings, Inc.	Mercantile Bank Corp

Heritage Commerce Corp	Brookline Bancorp, Inc.

National Bank Holdings Corporation	Atlantic Capital Bancshares, Inc.

Live Oak Bancshares, Inc.	Equity Bancshares, Inc.

BancFirst Corporation	Byline Bancorp, Inc.

Origin Bancorp, Inc.	QCR Holdings, Inc.

The Compensation Committee also requested that Meridian prepare a supplemental peer group of FinTech companies. This supplemental peer group is intended to provide additional context going forward regarding the Company’s compensation decisions in relation to its banking peer group, given the Company’s growing technology presence in transportation payments (e.g. factoring and TriumphPay). The supplemental FinTech peer group consisted of FinTech companies with revenues between $16 million and $590 million. The Committee evaluated the Company’s practices against this peer group and at both the 25% and 50% percentile levels, in light of the limited number of size-appropriate peers and the challenges in isolating and mapping the Company’s FinTech operations against peer levels. This supplemental FinTech peer group was developed in late 2020 and was used as an additional element of consideration for CEO compensation decisions in 2021. In general, such a review of the practices of such supplemental FinTech peer group suggested that a greater focus on LTIP compensation (both in amount and as a percentage of overall compensation) may be appropriate for the Company to remain competitive compared to market practice in this sector.

Supplemental FinTech Peer Group

Coupa Software Incorporated	International Money Express, Inc.

Q2 Holdings, Inc.	Cass Information Systems, Inc.

EVO Payments, Inc.	Net Element, Inc.

LendingClub Corporation	PaySign, Inc.

EVERTEC, Inc.	Mogo Inc.

On Deck Capital, Inc.	Paya Holdings, Inc.

I3 Verticals, Inc.	Priority Technology Holdings, Inc.

Repay Holdings Corporation

2021 Executive Compensation Program and Pay Decisions

The Company’s executive compensation program for 2021 consisted of the following components: base salary, short-term cash incentives paid under our AIP, long-term equity awards under our LTIP, limited perquisites and employee benefit plans.

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Base Salary

The Compensation Committee annually reviews each NEO’s base salary. In determining whether to adjust an NEO’s base salary, the Compensation Committee considers the following factors: competitive peer group and industry survey benchmark data, individual performance and the Company’s prospects for future growth and performance. The table below shows our NEO’s base salaries for fiscal years 2020 and 2021 and the year over year percentage change in salaries. Mr. Voss’s base salary for 2021 is discussed below under “Voss 2021 Compensation.”

Executive	2020 Base Salary	2021 Base Salary	Increase

Aaron P. Graft	$650,000	$650,000	—

Gail Lehmann	$350,000	$360,000	2.86%

Adam D. Nelson	$305,000	$340,000	11.48%

Todd Ritterbusch	$325,000	$340,000	4.62%

Our NEO’s base salaries were adjusted in 2021 primarily to remain competitive with market median pay levels and to reflect individual performance.

At the January 2022 meeting of the Compensation Committee, based on updated market data, the Compensation Committee approved the following base salaries for our NEO’s effective March 1, 2022:

Executive	2022 Base Salary

Aaron P. Graft	$700,000

Gail Lehmann	$400,000

Adam D. Nelson	$375,000

Todd Ritterbusch	$375,000

W. Bradley Voss	$375,000

Our NEO’s base salaries were adjusted in 2022 primarily to remain competitive with market median pay levels across both the Company’s banking and FinTech peers and to reflect individual performance.

Annual Incentive Program

Under the AIP, the Company pays cash incentive payments to our NEO’s based on achieved performance against pre-determined annual performance goals. Our AIP is designed to motivate and reward our NEO’s for achieving these performance goals, which are linked to our annual business plan. Given Mr. Voss’s promotion to Chief Financial Officer in September 2021, his annual and long-term incentive compensation for 2021 is discussed separately below under “Voss 2021 Compensation”, as his approved compensation for this year took into account his transition into this role. For 2022 and beyond, it is anticipated Mr. Voss will receive annual and long-term incentive compensation consistent with the Company’s other named executive officers.

NEO’s 2021 Target Bonus. Target bonuses are established by the Compensation Committee considering competitive market data, individual performance and internal equity with other executives. For the 2021 AIP, the Compensation Committee approved the following target bonuses (expressed as a percentage of base salary) for our NEO’s: 60% for Mr. Graft and 40% for each of Ms. Lehmann, Mr. Nelson and Mr. Ritterbusch. Each NEO was eligible to receive an actual bonus payout of between 0% and 150% of his or her respective target bonus, with the applicable percentage based on achievement of pre-established performance goals. In addition, at its discretion, the Compensation Committee may increase or decrease such calculated annual incentive payout by up to 30% for any NEO based on Company performance, individual performance or other relevant factors.

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2021 Performance Measures, Weighting and Goals. For 2021, the Compensation Committee approved AIP goals related to the following five measures: (i) Earnings Per Share (“EPS”), (ii) Non-Performing Assets/Total Assets, (iii) Net Charge-Offs/Average Total Loans, (iv) TriumphPay End-of-Year Annualized Payment Volume, and (v) Triumph Business Capital Total Invoice Purchase Volume for 2021. These measures were updated from 2020 to better align with the Company’s change in strategic direction, namely its increased focus on growing its business of strategic focus in transportation and payments. The selected performance measures were directly linked to our 2021 business plan and are most reflective of our annual performance. In addition, the selected performance measures provided a balance between incenting our NEO’s to drive our financial performance while maintaining sound risk management and credit quality practices.

Performance goals for each measure was set at threshold, target and stretch levels, which correspond to a range of potential payouts (50% of target bonus for threshold performance, 100% of target bonus for target performance and 150% of target bonus for stretch performance for each metric). Awards are interpolated in between these levels to provide for incremental rewards.

The table below shows that for 2021 the Company achieved its stretch targets for its EPS, TriumphPay End-of-Year Annualized Payment Volume and TBC Total Invoice Purchase Volume goals, between target and stretch for the Non-Performing Asset goal and below threshold for the Net Charge-Off goal.

Performance Measure	Weighting	Threshold	Target	Stretch	Actual	Earned %
Earnings Per Share	60%	$1.93	$2.76	$3.58	$4.35	150.0%
Non-Performing Assets/Total Assets	10%	1.25%	1.00%	0.75%	0.92%	118.0%
Net Charge-Offs/Average Total Loans	10%	0.35%	0.28%	0.20%	0.95%	—
TPay EOY Annualized Payment Volume (1)	10%	$13.2	$16.5	$19.8	$21.0	150.0%
TBC Invoice Purchase Volume (1)	10%	$7.68	$9.60	$11.52	$13.1	150.0%
Weighted Percentage of Target Bonus Earned						131.8%

(1)	In billions

The above stretch performance for the Earnings Per Share, TriumphPay End-of-Year Annualized Payment Volume and Triumph Business Capital Total Invoices Purchased goals reflected the Company’s record financial performance for the year as discussed above, driven by its successful execution of key business strategies and strong macro trends in the transportation sector. Despite strong credit-quality across the Company’s loan portfolio overall, performance for the Non-Performing Asset and Net Charge-Offs goals were both materially impacted by the continuing effects of the TFS Acquisition. Specifically, Net Charge-Offs were impacted by the charge-off of a large client acquired in the TFS Acquisition as described above and Non-Performing Assets continue to be impacted by approximately $19.4 million in misdirected payments owed by the United States Postal Service (“USPS”) related to the same client which were past-due as of December 31, 2021 and for which the Company is currently involved in ongoing litigation with the USPS for payment of such amounts.

The following table shows, for each of our NEO’s, the target incentive payment under our AIP and the total calculated payout under the AIP for the Company’s 2021 fiscal year. Payouts were based exclusively on the level of achievement of pre-established company performance goals, as described above, and the Compensation Committee did not exercise its discretionary authority to adjust such amounts.

Executive	2021 Incentive Target	2021 Incentive Actual	% of Target Incentive

Aaron P. Graft	$390,000	$514,020	132%

Gail Lehmann	$144,000	$189,792	132%

Adam D. Nelson	$136,000	$179,248	132%

Todd Ritterbusch	$136,000	$179,248	132%

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Long-Term Incentive Program

Each year, the Company grants equity awards to our NEO’s under our LTIP. The purpose of these grants is to align our NEO’s with stockholder interests, reward our NEO’s for long-term stockholder value creation and encourage retention of our NEO’s. In addition, these equity grants align with our pay for performance philosophy as 50% of the equity awards issued under our LTIP are performance based restricted stock units. In addition, the value of all equity grants are directly linked to our share performance (and, in the case of stock option grants, have no value unless the share price appreciates after the grant date).

Target equity awards for each individual are established by the Compensation Committee considering competitive market data, individual performance and internal equity with other executives. For 2021, the Compensation Committee approved the following target grant date fair value (expressed as a percentage of base salary) of equity awards under our LTIP granted to our NEO’s: 180% for Mr. Graft, 75% for Ms. Lehmann, and Mr. Nelson and 60% for Mr. Ritterbusch. Given Mr. Voss’s promotion to Chief Financial Officer in September 2021, his annual and long-term incentive compensation for 2021 is discussed separately below under “Voss 2021 Compensation”, as his approved compensation for this year took into account his transition into this role. For 2022 and beyond, it is anticipated Mr. Voss will receive annual and long-term incentive compensation on terms consistent with the terms applicable to Company’s other named executive officers.

In addition, at its discretion, the Compensation Committee may increase or decrease by up to 30% a NEO’s target LTIP award based Company performance, individual performance or other relevant factors. For 2021, each NEO’s LTIP award was approved at target. Each NEO’s LTIP award was issued 50% as performance based restricted stock units based on the Company’s relative total stock return, 25% time-vested restricted stock, and 25% nonqualified stock options. The targeted grant value of each award type for each of our NEOs under our LTIP is as follows:

	Performance Shares	Restricted Stock	Options	Total LTIP

Named Executive Officer	Target Grant Value	Target Grant Value	Target Grant Value	Target Grant Value

Aaron P. Graft	$585,000	$292,500	$292,500	$1,170,000

Gail Lehmann	$135,000	$67,500	$67,500	$270,000

Adam D. Nelson	$127,500	$63,750	$63,750	$255,000

Todd Ritterbusch	$102,000	$51,000	$51,000	$204,000

The performance based restricted stock unit awards provide for delivery of Common Stock to participants based on the Company’s relative total stock return (“TSR”) compared to a reference group (publicly traded banks with assets between $2.5 and $30 billion) over a three year performance period. Between 50% and 175% of the target number of shares subject to the award may be earned and delivered based on relative TSR as follows (with linear interpolation between the 25th and 75th percentiles and between the 75th and 90th percentiles, as applicable):

Relative TSR Percentile	Applicable Vesting Percentage

Below 25th percentile	0%

25th percentile	50%

50th percentile	100%

75th percentile	150%

90th percentile or above	175%

In the event of termination of employment under certain circumstances, a prorated portion of the award for the period of service of the participant during the performance period would be earned and shares issued following the completion of the performance period and determination of the Company’s relative TSR.

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The restricted stock grant and stock option grant each vest one-fourth on each of the first four anniversaries of the grant date, generally subject to the NEO’s continued employment through each such anniversary. Stock options are granted with an exercise price equal to the closing stock price of our Common Stock on the NASDAQ Global Select Market as of the date of grant.

Further detail regarding the treatment of such outstanding equity awards upon termination of employment of our NEO’s in various circumstances is described in this proxy in the table included in “Executive Compensation – Potential Payments as a Result of Termination or Change in Control (CIC).”

Voss 2021 Compensation

Mr. Voss, previously the Executive Vice President and Treasurer of the Company, was appointed as Executive Vice President and Chief Financial Officer of the Company effective September 1, 2021. Effective as of the date of such appointment, Mr. Voss’ base salary for 2021 was increased from $257,000 (annualized) to $350,000 (annualized). Prior to his appointment as Chief Financial Officer, Mr. Voss’s incentive compensation program consisted of an approved total incentive compensation amount based on a target as a percentage of base salary, which could be earned at 50% to 150% of target based on achievement of scorecard metrics. 70% of this aggregate amount is paid as a cash bonus for the performance year, and 30% is paid as a restricted stock award on May 1 of the following year. In 2021, Mr. Voss received a time vested restricted stock award, which vests one-fourth on each anniversary of the date of grant, with a grant date fair value of $101,925, which represented 30% of his total approved 2020 incentive compensation amount issued in 2021 ($37,756), plus an additional approved retention award with a value of $64,168. Given that our LTIP awards for each of our NEOs are made on May 1 of each year, Mr. Voss did not receive an LTIP award for 2021 since he was not serving in an NEO role as of May 1, 2021. Mr. Voss’ total approved cash bonus for 2021 was $295,383, which took into account both (i) amounts he would have earned under his existing incentive compensation program through September 1, 2021 and (ii) incentive amounts he would have been eligible for in his role as Chief Financial Officer for the remainder of the year. The Compensation Committee determined to pay this amount 100% in cash for 2021, as part of a transition for Mr. Voss into the Company’s LTIP program for 2022. For 2022 and beyond, it is anticipated Mr. Voss will receive annual and long-term incentive compensation on terms consistent with the terms applicable to the Company’s other NEOs.

Benefits and Other Compensation

The Company provides limited perquisites to our NEO’s that we believe are reasonable, competitive and consistent with the Company’s overall compensation philosophy and market practice. In 2021, these perquisites consisted of a car allowance and country club dues for Mr. Graft. In addition, our NEOs are eligible for reimbursement for participation in a medical wellness program available to the Company’s directors and executive officers and certain other medical reimbursements.

Our NEO’s participate in our group health and welfare programs and 401(k) plan on the same basis as our other employees. Under the 401(k) plan, our NEO’s are eligible to receive an employer match contribution on the same terms as all other employees of the Company.

2021 Compensation for Former Named Executive Officers

Retirement of Mr. Fowler

Mr. Fowler retired as the Company’s Executive Vice President and Chief Financial Officer on September 1, 2021. During 2021, Mr. Fowler received his approved base salary of $400,000 ($258,163 of which was actually paid during his partial year of service) and equity awards with a target grant date fair value equal to $300,000 (or 75% of Mr. Fowler’s approved annual base salary) on the same terms as the Company’s other NEO’s pursuant to the LTIP as described above.

Upon his retirement, Mr. Fowler entered into a consulting agreement with the company pursuant to which Mr. Fowler will provide certain consulting services related to various business and/or growth

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transactions, oversight and advice related to the Company’s regulatory relationships, transition matters from Mr. Fowler’s role as Executive Vice President and Chief Financial Officer, and provision of advice and support to the Company’s Risk Management and Audit Committees, in each case, as requested by the Company. In connection therewith, Mr. Fowler will be paid a consulting fee of $7,416.67 per month. The Consulting Agreement has a term of 36 months. The Consulting Agreement may be terminated at any time during the term by Mr. Fowler or the Company on 180 days prior written notice to the other party thereto. Mr. Fowler was paid $29,667 as consulting fees pursuant to the consulting agreement for the period from September 1, 2021 to December 31, 2021.

Mr. Fowler also continues to serve as director for the Company’s subsidiary bank and in connection therewith, was paid $12,100 in non-employee board fees for the period from September 1, 2021 to December 31, 2021.

Additional Information about our Compensation Practices

Employment Agreements

We have entered into substantially identical employment agreements with each of our NEOs. The employment agreements are for one year terms which terminate on December 31 of each year, subject to automatic renewal for successive one (1) year terms unless either party delivers 60 days’ prior written notice of non-renewal (and, in the event that a change in control occurs during the then-current term, such term shall be extended to end no earlier than the second anniversary of the change in control). Each employment agreement provides for an annual base salary, which may be increased or decreased during the term, and specifies that the executive is eligible to participate in the annual and long-term incentive programs maintained by the Company to the same extent as other executives of the Company.

Either the Company or the executive may terminate the executive’s employment prior to the expiration of the then-current term in accordance with the terms and conditions of the employment agreement, and if such termination of employment is by the Company without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement) (a “qualifying termination”), then the executive shall be entitled to receive, subject to execution and non-revocation of a release of claims in favor of the Company, cash severance in the amount of 1.5 times base salary for Mr. Graft and 1.0 times base salary for each of Mr. Voss, Ms. Lehmann, Mr. Nelson and Mr. Ritterbusch, as well as, in each case, healthcare coverage continuation for a period of 18 months for Mr. Graft and Ms. Lehmann and 12 months for Mr. Voss, Mr. Nelson and Mr. Ritterbusch. However, if the qualifying termination occurs within 24 months following a change in control, then the cash severance amount is increased to a multiple of base salary plus the trailing 3-year average bonus (3.0 times for Mr. Graft and 2.0 times for each of Mr. Voss, Ms. Lehmann, Mr. Nelson and Mr. Ritterbusch) and the healthcare coverage continuation period is increased to 36 months for Mr. Graft and 24 months for Mr. Voss, Ms. Lehmann, Mr. Nelson and Mr. Ritterbusch.

The employment agreements contain a better net after-tax cutback provision in respect of the excise tax imposed under Sections 280G and 4999 of the tax code, pursuant to which the executive’s change in control-related payments and benefits will be reduced to the extent necessary to prevent any portion of such payments and benefits from becoming subject to the excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit that the executive would receive if no reduction was made.

The employment agreements also contain certain restrictive covenants, including a perpetual confidentiality covenant, and non-compete, employee, client, and investor non-solicit, and business non-interference covenants that apply during employment and for the one (1) year period immediately following termination of employment for any reason.

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Clawback Policy

The Company has adopted a Clawback Policy, which would be triggered by any restatement of the Company’s financial statements. The Clawback Policy covers performance-based incentive and equity compensation awarded when vesting, settlement or payment is contingent upon the achievement of a specified performance metric. Excess compensation, determined to be the amount of compensation that would not have been paid to the executive officer if the financial statements were correct at the time of the payment, would be subject to recoupment at the discretion of the Compensation Committee.

Hedging Policy and Pledging Restrictions

We do not permit our directors or executive officers to engage in transactions that hedge such director’s or executive officer’s economic risk of owning shares of our common stock. Thus, our directors and executive officers may not engage in hedging transactions in the Company’s shares such as puts, calls, prepaid variable forwards, equity swaps, collars and other derivative securities on an exchange or in any other organized market. Our executive officers also may not engage in short sales of the Company’s shares, meaning sales of shares that are not owned at the time of sale. In addition, the Company does not permit shares pledged by senior executive officers and directors to be applied toward stock ownership guidelines, and limits pledging to pre-approved exceptions where the executive officer or director can clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities.

Stock Ownership Guidelines

The Company has adopted stock ownership guidelines for our non-employee directors and executive officers as part of our commitment to corporate governance and to strengthen the alignment of our non-employee directors and executive officers with the interests of our stockholders. Under the guidelines, our directors, our Chief Executive Officer and our other executive officers are expected to accumulate shares of our common stock with a value equal to or exceeding the applicable ownership level prior to the fifth anniversary of adoption of the guidelines, or the fifth anniversary of their election or appointment, whichever is later (the “Measurement Date”) and thereafter maintain ownership of shares consistent with such guidelines.

For purposes of the guidelines, “shares” include shares owned outright, directly or indirectly, shares owned jointly or separately by the individual’s spouse, shares held in trust for the benefit of the individual, the individual’s spouse and/or children, restricted stock or restricted stock units, shares acquirable upon the net exercise of vested stock options, or deferred shares or deferred stock units. Unvested stock options and unearned performance-based restricted stock units do not count toward meeting the applicable guidelines.

Our applicable target stock ownership guidelines are as follows:

Title	Multiple of Base Salary

Chief Executive Officer	3x base salary

Other Executive Officers	1.5x base salary

Non-Employee Directors	3x annual cash retainer

Our Nominating and Corporate Governance Committee will periodically review each director’s or executive officer’s progress toward achieving the applicable guidelines. Each of our directors and executive officers is either within compliance with the guidelines or expected to achieve such compliance prior to his or her applicable Measurement Date.

Risk Assessment Review

The Company adheres to a conservative and balanced approach to risk. Management and the Board conduct regular reviews of the business to ensure it remains within appropriate regulatory guidelines and

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practice. During 2021, the Company conducted a risk assessment of its incentive plans in place. The results of this review was presented to the Compensation Committee, which concluded that the Company’s incentive compensation programs provide appropriate balance across many performance measures and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Accounting and Tax Treatment of Compensation

The Compensation Committee considers the effects of tax and accounting treatments when it determines executive compensation. Under Section 162(m) of the Internal Revenue Code (the “Code”) compensation paid to a covered executive officer of a publicly traded company in excess of $1 million in one (1) year is not deductible for federal income tax purposes. In structuring the Company’s compensation programs and in determining executive compensation, the Compensation Committee takes into consideration the deductibility limit for compensation. However, the Compensation Committee reserves the right, in the exercise of its business judgment, to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Code. The employment contracts for the NEO’s contain change of control limitation provisions pursuant to the Code Section 280G. If a change of control payment exceeds the limit for deductible payments under Section 280G of the Code, the higher of (i) safe harbor amounts; or (ii) full payments after tax (i.e., “best of after-tax benefit”) will be paid to the NEO. For the full payments, the NEO is responsible for paying the excise tax. The Compensation Committee takes into consideration the accounting effects of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 in determining vesting periods for stock options and restricted stock awards under our 2014 Omnibus Incentive Plan.

32        Triumph Bancorp  |  2022 Proxy Statement

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with Management the “Compensation Discussion and Analysis” disclosure appearing above in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, which incorporates by reference the disclosure contained in this Proxy Statement.

March 15, 2022

The Compensation Committee:

Charles A. Anderson, Chairman

Harrison B. Barnes

Richard L. Davis

Frederick P. Perpall

Triumph Bancorp  |  2022 Proxy Statement        33

2021 Summary Compensation Table

The following summary compensation table provides information regarding the compensation of our NEO’s for our fiscal years ended December 31, 2021, 2020 and 2019.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)

AARON P. GRAFT	2021	650,000	—	939,477	292,475	514,020	48,197	2,444,169
Director, Vice Chairman,	2020	650,000	—	283,677	86,438	390,696	37,247	1,448,058
CEO & President	2019	570,000	—	227,088	71,243	353,058	33,464	1,254,853

W. BRADLEY VOSS	2021	286,000	295,383	101,925	—	—	11,600	694,908
Executive Vice President,
CFO

GAIL LEHMANN	2021	358,334	—	216,747	67,486	189,792	18,982	851,341
Executive Vice President,	2020	350,000	—	152,760	46,542	168,300	18,666	736,268
& Secretary	2019	340,000	—	94,802	29,748	168,476	11,200	644,226

ADAM D. NELSON	2021	334,167	—	204,692	63,737	179,248	11,600	793,444
Executive Vice President,	2020	305,000	—	133,557	40,692	146,662	11,400	637,311
General Counsel	2019	290,000	—	80,869	25,365	143,701	13,820	553,755

TODD RITTERBUSCH	2021	337,500	—	163,697	50,968	179,248	14,635	746,048
Executive Vice President,	2020	325,000	—	113,464	34,576	156,279	14,738	644,057
Chief Lending Officer	2019	216,667	—	260,394	18,956	90,082	5,417	591,516

R. BRYCE FOWLER	2021	258,163	—	240,848	74,984	—	53,367	627,362
Former Executive Vice President, CFO	2020	385,000	—	168,461	51,330	208,108	11,400	824,299
	2019	350,000	—	111,568	34,994	195,112	11,200	702,874

(1)	Reflects actual base compensation paid during the applicable fiscal year.
(2)

Reflects the full grant date value of performance shares, restricted stock or stock option awards granted to each of our NEO’s computed in accordance with ASC 718. Generally, the full grant date fair value is the amount we will expense in our financial statements over an award’s vesting period as further described in Note 21 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2021, filed with the SEC on February 14, 2022. The grant value of performance share awards are based on a Monte Carlo valuation of $98.03 per target share as of the May 1, 2021 grant date. The grant value of restricted stock awards are based on a fair market value of $88.63 per share of our common stock as of the May 1, 2021 grant date, which was the closing price of our common stock on the NASDAQ Global Select Market as of such date. The grant value of option awards are based on a Black-Scholes valuation of $35.37 per option share for grants made on May 1, 2021, with an exercise price of $88.63, which was the closing price of our common stock on the NASDAQ Global Select Market as of such date. Assuming the highest level of performance under the performance share awards shown in the “Stock Awards” column above, the total value of such performance share awards using a fair market value of $88.63 per share of our common stock on the May 1, 2021 grant date would have been $1,023,676 for Mr. Graft, $236,199 for Ms. Lehman, $223,082 for Mr. Nelson, $178,412 for Mr. Ritterbusch and $262,433 for Mr. Fowler.

(3)	Includes the amounts set forth below under “2021 All Other Compensation Table” paid to or on behalf of the NEO’s during the applicable fiscal year.

The following table shows all amounts included in the “All Other Compensation” column for each named executive officer in 2021:

2021 All Other Compensation Table

Name	TBK Bank, SSB Contribution to Defined Contribution Plan ($)	Car Allowance ($)	Club Memberships ($)	Executive Health ($)	Consulting and Subsidiary Board Fees ($)	Total ($)
Aaron P. Graft	10,517	6,000	31,680	—	—	48,197
W. Bradley Voss	11,600	—	—	—	—	11,600
Gail Lehmann	11,600	—	—	7,382	—	18,982
Adam D. Nelson	11,600	—	—	—	—	11,600
Todd Ritterbusch	11,600	—	—	3,035	—	14,635
R. Bryce Fowler	11,600	—	—	—	41,767	53,367

34        Triumph Bancorp  |  2022 Proxy Statement

2021 Grants of Plan-Based Awards Table

Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(i)	All Other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards ($/sh)(k)	Grant Date Fair Value of Strock and Option Awards (l) (2)
Name (a)	Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)

Aaron P. Graft

5/1/2021							3,300			$292,479

5/1/2021								8,269	$88.63	$292,475

5/1/2021				—	6,600	11,550				$646,998

—	$136,500	$390,000	$760,500

W. Bradley Voss

5/1/2021							1,150			$101,925

—	$ —	$ —	$ —

Gail Lehmann

5/1/2021							761			$67,447

5/1/2021								1,908	$88.63	$67,486

5/1/2021				—	1,523	2,665				$149,300

—	$ 50,400	$144,000	$280,800

Adam D. Nelson

5/1/2021							719			$63,725

5/1/2021								1,802	$88.63	$63,737

5/1/2021				—	1,438	2,517				$140,967

—	$ 47,600	$136,000	$265,200

Todd Ritterbusch

5/1/2021							575			$50,962

5/1/2021								1,441	$88.63	$50,968

5/1/2021				—	1,150	2,013				$112,735

—	$ 47,600	$136,000	$265,200

R. Bryce Fowler

5/1/2021							846			$74,981

5/1/2021								2,120	$88.63	$74,984

5/1/2021				—	1,692	2,961				$165,867

—	$ —	$ —	$ —

(1)

The amounts reported in these columns represent the possible range of payments under the AIP incentive compensation program. For information about the amounts actually earned by each named executive officer under the AIP incentive compensation program, see “Executive Compensation Tables—2021 Summary Compensation Table.” Amounts are considered earned in fiscal year 2021 although they were not paid until 2022.

(2)

Reflects the full grant date value of performance shares, restricted stock or stock option awards granted to each of our NEO’s computed in accordance with ASC 718. Generally, the full grant date fair value is the amount we will expense in our financial statements over an award’s vesting period as further described in Note 21 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2021, filed with the SEC on February 14, 2022. The grant value of performance share awards are based on a Monte Carlo valuation of $98.03 per target share as of the May 1, 2021 grant date. The grant value of restricted stock awards are based on a fair market value of $88.63 per share of our common stock as of the May 1, 2021 grant date, which was the closing price of our common stock on the NASDAQ Global Select Market as of such date. The grant value of option awards are based on a Black-Scholes valuation of $35.37 per option share for grants made on May 1, 2021, with an exercise price of $88.63, which was the closing price of our common stock on the NASDAQ Global Select Market as of such date.

Triumph Bancorp  |  2022 Proxy Statement        35

Outstanding Equity Awards at Fiscal Year-End for 2021

The following table sets forth all unexercised stock options and unvested restricted stock awarded to our named executive officers by the Company that were outstanding as of December 31, 2021.

	Option Awards					Performance Unit Awards			Stock Awards

Name (a) (13)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date(f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h) (2)	Number of Shares or Units of Stock That Have Not Vested (#)(g) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(h) (2)

Aaron P. Graft Director, Vice Chairman, CEO & President	11,883	—	—	$25.80	4/1/2027	—		—	—	—
	7,304	2,435	—	$38.75	5/1/2028	—		—	—	—
	3,551	3,552	—	$31.00	5/1/2029	—		—	—	—
	2,441	7,326	—	$26.25	5/1/2030	—		—	—	—
	—	8,269	—	$88.63	5/1/2031	—		—	—	—
	—	—	—	—	—	8,043	(3)	$957,760	—	—
	—	—	—	—	—	21,000	(4)	$2,500,680	—	—
	—	—	—	—	—	11,531	(5)	$1,373,111	—	—
	—	—	—	—	—	11,550	(6)	$1,375,374	—	—
	—	—	—	—	—	—		—	831	$98,955
	—	—	—	—	—	—		—	1,149	$136,823
	—	—	—	—	—	—		—	2,471	$294,247
	—	—	—	—	—	—		—	3,300	$392,964

W. Bradley Voss Executive Vice President, CFO	427	—	—	$15.87	4/1/2026	—		—	—	—
	435	—	—	$25.80	4/1/2027	—		—	—	—
	468	157	—	$38.75	5/1/2028	—		—	—	—
	—	—	—	—	—	4,743	(7)	$564,796	—	—
	—	—	—	—	—	6,000	(4)	$714,480	—	—
	—	—	—	—	—	—		—	54	$6,430
	—	—	—	—	—	—		—	331	$39,415
	—	—	—	—	—	—		—	504	$60,016
	—	—	—	—	—				1,150	$136,942
	—	—	—	—	—	—		—	2,710	$322,707	(8)

Gail Lehmann Executive Vice President, Secretary	4,382	—	—	$25.80	4/1/2027	—		—	—	—
	910	910	—	$38.75	5/1/2028	—		—	—	—
	1,483	1,483	—	$31.00	5/1/2029	—		—	—	—
	1,314	3,945	—	$26.25	5/1/2030	—		—	—	—
	—	1,908	—	$88.63	5/1/2031	—		—	—	—
	—	—	—	—	—	3,358	(3)	$399,871	—	—
	—	—	—	—	—	12,500	(4)	$1,488,500	—	—
	—	—	—	—	—	6,209	(5)	$739,368	—	—
	—	—	—	—	—	2,665	(6)	$317,348	—	—
	—	—	—	—	—	—		—	311	$37,034
	—	—	—	—	—	—		—	480	$57,158
	—	—	—	—	—	—		—	1,331	$158,495
	—	—	—	—	—	—		—	761	$90,620

Adam D. Nelson Executive Vice President & General Counsel	10,539	—	—	$15.87	4/1/2026	—		—	—	—
	5,023	—	—	$25.80	4/1/2027	—		—	—	—
	2,631	877	—	$38.75	5/1/2028	—		—	—	—
	1,264	1,265	—	$31.00	5/1/2029	—		—	—	—
	1,149	3,449	—	$26.25	5/1/2030	—		—	—	—
	—	1,802	—	$88.63	5/1/2031	—		—	—	—
	—	—	—	—	—	2,865	(3)	$341,164	—	—
	—	—	—	—	—	12,500	(4)	$1,488,500	—	—
	—	—	—	—	—	5,429	(5)	$646,485	—	—
	—	—	—	—	—	2,517	(6)	$299,724	—	—
	—	—	—	—	—	—		—	300	$35,724
	—	—	—	—	—	—		—	409	$48,704
	—	—	—	—	—	—		—	1,164	$138,609
	—	—	—	—	—	—		—	719	$85,619

36        Triumph Bancorp  |  2022 Proxy Statement

	Option Awards					Performance Unit Awards			Stock Awards

Name (a) (13)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date(f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h) (2)	Number of Shares or Units of Stock That Have Not Vested (#)(g) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(h) (2)

Todd Ritterbusch Executive Vice President, Chief Lending Officer	—	945	—	$31.00	5/1/2029	—		—	—	—
	—	2,931	—	$26.25	5/1/2030	—		—	—	—
	—	1,441	—	$88.63	5/1/2031	—		—	—	—
	—	—	—	—	—	2,140	(3)	$254,831	—	—
	—	—	—	—	—	12,500	(4)	$1,488,500	—	—
	—	—	—	—	—	4,611	(5)	$549,078	—	—
	—	—	—	—	—	2,013	(6)	$239,708	—	—
	—	—	—	—	—	—		—	3,226	$384,152
	—	—	—	—	—	—		—	306	$36,438
	—	—	—	—	—	—		—	989	$117,770
	—	—	—	—	—	—		—	575	$68,471

R. Bryce Fowler Former Executive Vice President, CFO	—	567	—	$38.75	5/1/2028	—		—	—	—
	—	827	—	$31.00	5/1/2029	—		—	—	—
	—	4,350	—	$26.25	5/1/2030	—		—	—	—
	—	2,120	—	$88.63	5/1/2031	—		—	—	—
	—	—	—	—	—	2,313	(3)	$275,405	—	—
	—	—	—	—	—	6,962	(4)	$829,055	—	—
	—	—	—	—	—	2,292	(5)	$272,936	—	—
	—	—	—	—	—	336	(6)	$40,011	—	—
	—	—	—	—	—	—		—	193	$22,982
	—	—	—	—	—	—		—	283	$33,700
	—	—	—	—	—	—		—	1,467	$174,690
	—	—	—	—	—	—		—	846	$100,742

(1)

Unless separately noted, stock options and restricted stock awards vest at the rate of 25% per year from the date of award. Unvested or un-exercisable portions of awards reflect the unvested portion of such options and restricted stock awards issued between 2018 and 2021. Vesting of all such stock options and shares of restricted stock may be accelerated upon termination of employment for death or disability, or upon a qualifying termination of employment following a change of control (as defined in our 2014 Omnibus Incentive Plan).

(2)	The market values for the outstanding stock awards presented as of December 31, 2021, are based on the closing price of our Common Stock of $119.08 per share on December 31, 2021.
(3)

Performance unit awards shown in row represent total stock return performance shares granted in 2019 as part of the Company’s LTIP program. Shares represented and market value of such awards assume payout at maximum. A prorated portion of such award may vest upon death, disability, qualifying termination or retirement during the performance period, and would be earned and shares issued following completion of the performance period and determination of the Company’s relative TSR. In addition, in the event of a change of control during the performance period, a portion of the award may be earned (and the resulting shares issued unless replaced with a time vested replacement award) based on TSR through the change in control. Vesting of any time vested replacement award may be accelerated in the event of a qualifying termination following such change in control (as defined in our 2014 Omnibus Incentive Plan).

(4)

Performance unit awards shown in row represent awards granted during 2019 as part of the Company’s 2019 Cumulative EPS Award program. Such award is disclosed in this table at its target level. A prorated portion of such award may vest upon death, disability, qualifying termination (after the first anniversary of the grant date) or retirement (after the first anniversary of the grant date) during the performance period, and would be earned and shares issued following completion of the performance period and determination of the Company’s performance against the EPS goal. In addition, in the event of a change of control during the performance period, a portion of the award may be earned (and the resulting shares issued unless replaced with a time vested replacement award) based achievement of interim EPS goals through change in control. Vesting of any time vested replacement award may be accelerated in the event of a qualifying termination following such change in control (as defined in our 2014 Omnibus Incentive Plan).

(5)

Performance unit awards shown in row represent total stock return performance shares granted in 2020 as part of the Company’s LTIP program. Shares represented and market value of such awards assume payout at maximum. A prorated portion of such award may vest upon death, disability, qualifying termination (after the first anniversary of the grant date) or retirement (after the first anniversary of the grant date) during the performance period, and would be earned and shares issued following completion of the performance period and determination of the Company’s relative TSR. In addition, in the event of a change of control during the performance period, a portion of the award may be earned (and the resulting shares issued unless replaced with a time vested replacement award) based on TSR through the change in control. Vesting of any time vested replacement award may be accelerated in the event of a qualifying termination following such change in control (as defined in our 2014 Omnibus Incentive Plan).

Triumph Bancorp  |  2022 Proxy Statement        37

(6)

Performance unit awards shown in row represent total stock return performance shares granted in 2021 as part of the Company’s LTIP program. Shares represented and market value of such awards assume payout at maximum. A prorated portion of such award may vest upon death, disability qualifying termination (after the first anniversary of the grant date) or retirement (after the first anniversary of the grant date) during the performance period, and would be earned and shares issued following completion of the performance period and determination of the Company’s relative TSR. In addition, in the event of a change of control during the performance period, a portion of the award may be earned (and the resulting shares issued unless replaced with a time vested replacement award) based on TSR through the change in control. Vesting of any time vested replacement award may be accelerated in the event of a qualifying termination following such change in control (as defined in our 2014 Omnibus Incentive Plan).

(7)

Performance unit awards shown in row represent total stock return performance shares granted in 2018 to Mr. Voss as part of a management retention program. Shares represented and market value of such awards assume payout at maximum. A prorated portion of such award may vest upon death, disability qualifying termination (after the first anniversary of the grant date) or retirement (after the first anniversary of the grant date) during the performance period, and would be earned and shares issued following completion of the performance period and determination of the Company’s relative TSR. In addition, in the event of a change of control during the performance period, a portion of the award may be earned (and the resulting shares issued unless replaced with a time vested replacement award) based on TSR through the change in control. Vesting of any time vested replacement award may be accelerated in the event of a qualifying termination following such change in control (as defined in our 2014 Omnibus Incentive Plan).

(8)

Restricted stock unit award granted to Mr. Voss in 2018 as part of a management retention program. Such shares cliff vest 100% on the fifth anniversary of the date of grant. A prorated portion of such award may vest upon death, disability, qualifying termination or retirement during the vesting period, and such award vests in full upon a change of control during the vesting period unless replaced with an equivalent time vested award.

The following information sets forth the stock awards vested and stock options exercised by the named executive officers during the fiscal year ended December 31, 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (2)

Aaron P. Graft	16,434	$1,599,138	3,232	$279,461

W. Bradley Voss	—	$—	423	$37,233

Gail Lehmann	9,737	$882,733	1,426	$123,368

Adam D. Nelson	—	$—	1,315	$113,593

Todd Ritterbusch	1,921	$98,996	2,095	$185,680

R. Bryce Fowler	6,385	$330,798	1,107	$96,141

(1)

The value realized on vesting is determined by multiplying the number of option shares exercised based on the sale price for such shares (if sold on the date of exercise to pay the exercise price) or the closing price of the Company’s common stock on the exercise date if exercised and not sold

(2)	The value realized on vesting is determined by multiplying the number of vested restricted stock units by the closing price of the Company’s common stock on the vesting date.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	166,755	$33.34	408,615

Equity compensation plans not approved by security holders	—	—	—

Total	166,755	$33.34	408,615

38        Triumph Bancorp  |  2022 Proxy Statement

Potential Payments as a Result of Termination or Change in Control (CIC)

The table below describes the value of compensation and benefits payable to each named executive officer upon termination that would exceed the compensation or benefits generally available to salaried employees in each termination scenario. Benefits and payments are calculated assuming a December 31, 2021, employment termination date.

Name/Termination Scenario	Severance ($)	Stock Awards ($) (4)	Stock Options ($) (5)	Welfare Benefits ($)	Total

Aaron P. Graft
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$975,000	$2,881,750	—	$38,845	$3,895,595
Qualifying Termination—Change in Control (2)	$3,207,468	$9,630,565	$1,440,327	$77,691	$14,356,051
Death	—	$3,804,739	$1,440,327	—	$5,245,066
Disability	—	$3,804,739	$1,440,327	—	$5,245,066
Retirement (3)	—	—	—	—	—

W. Bradley Voss
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$350,000	$1,143,066	—	$20,780	$1,513,846
Qualifying Termination—Change in Control (2)	$999,967	$2,559,208	$12,612	$41,560	$3,613,347
Death	—	$1,385,870	$12,612	—	$1,398,482
Disability	—	$1,385,870	$12,612	—	$1,398,482
Retirement (3)	—	—	—	—	—

Gail Lehmann
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$360,000	$1,569,088	—	$38,845	$1,967,933
Qualifying Termination—Change in Control (2)	$1,070,952	$4,776,954	$628,036	$51,794	$6,527,736
Death	—	$1,912,396	$628,036	—	$2,540,432
Disability	—	$1,912,396	$628,036	—	$2,540,432
Retirement (3)	—	$1,569,088	$628,036	—	$2,197,124

Adam D. Nelson
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$340,000	$1,491,025	—	$25,897	$1,856,922
Qualifying Termination—Change in Control (2)	$992,996	$4,572,880	$556,912	$51,794	$6,174,582
Death	—	$1,799,680	$556,912	—	$2,356,592
Disability	—	$1,799,680	$556,912	—	$2,356,592
Retirement (3)	—	—	—	—	—

Todd Ritterbusch
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$340,000	$1,392,759	—	$25,897	$1,758,656
Qualifying Termination—Change in Control (2)	$963,658	$4,627,449	$399,199	$51,794	$6,042,100
Death	—	$1,999,590	$399,199	—	$2,398,789
Disability	—	$1,999,590	$399,199	—	$2,398,789
Retirement (3)	—	—	—	—	—

(1)

A “Qualifying Termination” is a termination of employment by the Company other than for Cause, or a termination of employment by the executive for Good Reason, in each case as such terms are defined in the employment agreement for the applicable named executive officer.

(2)

A termination of employment is considered a termination in connection with a Change in Control if such termination occurs within 24 months after a Change in Control (as such term is defined in the employment agreement for the applicable named executive officer).

(3)

Retirement is defined as termination (other than for cause) after reaching age 65 or after reaching age 62 and completing at least five (5) years of employment. As of December 31, 2021, Ms. Lehmann is the only named executive eligible to retire in accordance with the Company’s policy and the terms of its equity incentive compensation and benefit plans.

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(4)

Unvested restricted stock awards vest in full upon a Qualifying Termination within 24 months of a change in control, death or disability. Our restricted stock awards permit continued vesting of unvested equity awards upon retirement assuming conditions are met as specified within the applicable award agreement.

A prorated portion of the restricted stock unit award included in the calculation for Mr. Voss vests upon death, disability, qualifying termination or retirement during the vesting period, and vests in full upon a change of control during the vesting period unless replaced with an equivalent time vested award.

A prorated portion of unvested TSR performance awards vests upon death, disability, qualifying termination or retirement during the performance period, and would be earned and shares issued following completion of the performance period and determination of the Company’s relative TSR. Unvested TSR performance awards may be earned upon a change in control based on the Company’s relative TSR immediately prior to the change in control (and the resulting shares issued unless replaced with a time vested replacement award) based on TSR through the change in control. Upon a qualifying termination within 24 months of a change in control, the time vested replacement award would vest in full. The calculations above assume the Company earns payout at stretch levels (modified by any applicable proration) for all outstanding TSR performance awards.

A prorated portion of EPS performance awards may vest upon death, disability qualifying termination or retirement during the performance period, and would be earned and shares issued following completion of the performance period and determination of the Company’s performance against the EPS goal. In addition, in the event of a change of control during the performance period, a portion of the award may be earned (and the resulting shares issued unless replaced with a time vested replacement award) based achievement of interim EPS goals through change in control. Upon a qualifying termination in connection with such change in control, the time vested replacement award would vest in full. The calculations assume payout at target of the EPS performance award (modified by any applicable proration) at target for death, disability, Qualifying Termination or retirement. The calculations for payout on a qualifying termination within 24 months of a change in control assumes payout based on achievement of the interim EPS goal at stretch for the second year of the award as of December 31, 2021, as the Company exceeded such stretch EPS goal for the two year period ended December 31, 2021.

Value of all stock awards were calculated assuming the closing price of our common stock on December 31, 2021 of $119.83 per share.
(5)

Unvested stock options vest in full upon a Qualifying Termination within 24 months of a change in control, death or disability. Our option awards permit continued vesting of unvested equity awards upon retirement assuming conditions are met as specified within the applicable award agreement. For stock option awards, the value was calculated as the difference between the closing price of the Company stock on December 31, 2021 and the option exercise price.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The CEO to median employee pay ratio included in this disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

We identified the median employee from a list of all employees (full-time and part-time) employed as of December 31, 2021. We determined the median employee based on each employee’s annual cash earnings (consisting of salaries, bonuses and commissions), and annualizing earnings for employees who were not employed for a full year in 2021. After determining the median employee, we calculated the CEO’s and the median employee’s 2021 total compensation in the same manner as the CEO’s compensation provided in the summary compensation table. Based on the foregoing, the CEO’s 2021 annual total compensation is $2,444,169 and the median annual total compensation of all employees (except for the CEO) is $48,657.64, resulting in a CEO pay ratio of approximately 50.3 to 1.

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DIRECTOR COMPENSATION FOR FISCAL 2021

2021 Director Compensation

In connection with their service on our Board of Directors in 2021, we compensated our non-employee directors through a combination of stock awards and cash retainers related to their service or chairmanship on the board and each board committee. In addition, those of our directors who also served on the board or board committees of TBK Bank, SSB or its subsidiaries also received compensation for such service through a combination of stock awards and cash retainers. Director fees are approved by our Nominating and Corporate Governance Committee after a review process including consideration of competitive peer group benchmarking data. Our director fees for 2021 are outlined in the table below.

	CHAIR ($)			MEMBER ($)

Triumph Bancorp, Inc. Board and Committees	CASH	STOCK		CASH	STOCK

Board	$50,000	$60,000	(1)	$35,000	$45,000	(1)

Audit Committee	$37,500	—		$12,500	—

Compensation Committee	$12,000	—		$3,000	—

Nominating & Corporate Governance Committee	$12,000	—		$3,000	—

Risk Management Committee	$12,000	—		$3,000	—

TBK Bank, SSB Board and Committees

Board	$20,625	$20,625	(1)	$16,500	$16,500	(1)

Executive Loan Committee	$16,500	—		$14,850	—

ALCO Committee	$5,775	—		$3,300	—

Triumph Business Capital/Triumph Insurance Group

Board	—	—		$10,000	$10,000	(1)

(1)	Target award value issued one half on February 1, 2021 and one half on July 1, 2021.

All stock awards were fully vested on the date of grant. All cash retainers (with the exception of cash fees for Triumph Business Capital/Triumph Insurance Group, which are paid in a single lump sum) are paid quarterly (i.e. one-fourth of the total annual retainer is paid to each director on the first day of each of our fiscal quarters or as soon as practicable thereafter).

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The following table sets forth compensation paid, earned or awarded during 2021 to each of our directors. The table also includes compensation earned by each director that is attributable to such director’s service on the Board of Directors or Committees of TBK Bank, SSB or its subsidiaries, as applicable.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total Compensation ($)

Charles A. Anderson	50,000	44,918	5,840	100,758

Harrison B. Barnes	—	—	—	—

Debra A. Bradford	47,500	44,918	—	92,418

Richard L. Davis	41,000	44,918	—	85,918

Laura K. Easley	50,000	49,846	5,000	104,846

Aaron P. Graft	—	—	—	—

Maribess L. Miller	59,500	44,918	4,598	109,016

Frederick Perpall	38,000	44,918	—	82,918

Michael P. Rafferty	75,500	44,918	—	120,418

Carlos M. Sepulveda, Jr.	50,000	90,350	45,475	185,825

C. Todd Sparks	47,500	61,366	37,125	145,991

(1)	The grant date fair value of each award is based on the number of shares granted and the NASDAQ closing price of our common stock on the date of grant.
(2)

Reflects cash retainers received for service on the boards of directors and board committees of TBK Bank, SSB and its subsidiaries plus medical wellness reimbursements of $5,480 to Mr. Anderson and $4,598 to Ms. Miller.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than 10% of our Common Stock to file reports with the SEC with respect to their ownership of Common Stock. Directors, executive officers and persons owning more than 10% of our Common Stock are required to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us and any written representations from reporting persons that no other reports were required of those persons, we believe that during 2021 all such reports required to be filed by our directors and executive officers were filed in a timely manner under Section 16(a).

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

Transactions by the Company or our subsidiaries with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by our bank subsidiaries with their respective affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by our bank subsidiaries to their respective executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our Board of Directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and NASDAQ concerning related party transactions. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, 5% stockholders and the immediate family members of these persons. Our General Counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Nominating and Corporate Governance Committee for approval. In determining whether to approve a related party transaction, the Nominating and Corporate Governance Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of improper conflicts of interest for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. Our Related Party Transactions Policy is available on our website at www.triumphbancorp.com, as an annex to our Corporate Governance Guidelines.

Jordan Graft Employment and Consulting Arrangements

In March 2018, the Company hired Mr. (Jordan) Graft, brother of Chief Executive Officer Aaron Graft, to oversee the Company’s development of blockchain and payments technologies, including its TriumphPay platform. Mr. (Jordan) Graft’s compensation included a prorated base salary of $437,000 for 2021, $425,000 for 2020, and $290,000 for 2019 as well as participation in annual equity and cash incentive compensation programs commensurate with other senior executive leaders in charge of business units (with payments under such programs approved by our Compensation Committee).

In 2021, the Compensation Committee approved an equity award for Mr. (Jordan) Graft of 41,594 shares of time vested restricted common stock that would vest one-fourth on each of the first four anniversaries of the date of grant.    This award was made pursuant a broader equity award program aimed at rewarding, incentivizing and retaining key members of the TriumphPay team.    In 2020, the Compensation Committee approved an incentive bonus of $580,000 for Mr. (Jordan Graft), to be paid 70% in cash and 30% in restricted stock.    In 2019, the Compensation Committee approved an incentive bonus of $580,000 for Mr. (Jordan Graft), to be paid 80% in cash and 20% in restricted stock. Mr. (Jordan) Graft also participated in the 2019 Cumulative EPS Award described in our 2020 proxy statement under “Compensation Discussion and Analysis-2019 Executive Compensation Program and Pay Decisions-2019 Cumulative EPS Award” with a target award of 12,500 shares of common stock.

During 2021, Mr. (Jordan) Graft became a consultant to the Company in the role of strategic advisor to TriumphPay.    In connection therewith Mr. (Jordan) Graft ceased his employment relationship with the Company had has entered into a consulting agreement with the Company whereby Mr. Graft will provide services related to the Company’s TriumphPay payments platform, including guiding product strategy, technical support for product development and interfaces to the platform, supporting the business development teams to include strategic partnerships as well as relationships with freight brokers and

44        Triumph Bancorp  |  2022 Proxy Statement

shippers, and providing strategic advice and support for TriumphPay’s entry into the shipper market. The consulting agreement has an initial term ending December 31, 2025. Pursuant to the Consulting Agreement, Mr. (Jordan) Graft will be paid a consulting fee equal to 3,750 shares of Company common stock for each of the 2022-2025 fiscal years of the Company. Mr. (Jordan) Graft’s consulting services will count as continued service to the Company for purposes of previously issued equity awards to Mr. Graft.

Mr. Graft’s employment and consulting arrangements have been reviewed and approved by the Company’s Compensation and Nominating and Corporate Governance Committees.

HPI Corporate Services LLC Brokerage Engagements

The Company has engaged HPI Corporate Services LLC to provide tenant advisory services in connection with certain real estate leasing transactions entered into by the Company and its subsidiaries, including the expansion and extension of our corporate headquarters office lease and the lease for the main office of Triumph Business Capital, our factoring subsidiary. Richard Anderson, brother of Director Charles Anderson, is a minority investor in HPI Corporate Services LLC. The total amount of brokerage fees, net of commissions rebated to the Company per the terms of such brokerage arrangements, paid by the landlords for such transactions to HPI Corporate Services, LLC for our 2021 fiscal year totaled $504,114. Our Nominating and Corporate Governance Committee approved (with Director Anderson abstaining) the engagement of HPI Corporate Services LLC for such transactions after considering, among other factors, the rates payable for such brokerage engagement compared to similar industry transactions and the expertise of HPI Corporate Services LLC in corporate real estate transactions.

Loan, Banking and Other Employment Relationships

Certain of our officers, directors and 5% stockholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, our bank subsidiaries or the Company in the ordinary course of business. These transactions include deposits, loans, wealth management products and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal risk of collectability or present other features unfavorable to us. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and 5% stockholders, as well as their immediate family members and affiliates. No related party loans were categorized as nonaccrual, past due, restructured or potential problem loans as of the date of this proxy statement.

The son-in-law of Director Richard Davis works as a commercial lender at the Company’s wholly-owned banking subsidiary, TBK Bank, SSB, and receives employment compensation in such role consistent with other similarly situated commercial lenders for the bank. During the 2019, 2020 and 2021 fiscal years of the Company, such compensation exceeded $120,000 per year.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables set forth below contain information regarding the amount and percent of shares of Common Stock that as of February 28, 2022 are deemed under the rules of the SEC to be “beneficially owned” by each member of our Board of Directors, by each nominee for election to our Board of Directors, by each of our executive officers, by all of our directors and executive officers as a group, and by any person or “group” (as that term is used in the Exchange Act) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock as of that date. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Common Stock or shares such power with his or her spouse. As of February 28, 2022, there were 25,160,156 shares of Common Stock outstanding.

Unless otherwise noted, the address for each stockholder listed on the tables below is: c/o Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251.

	As of February 28, 2022

Name of Beneficial Owner Greater than 5% stockholders	Number of Shares of Common Stock	Percent of Class of Common Stock

BlackRock, Inc. (1)	3,516,343	14.0%

The Vanguard Group (2)	2,059,379	8.2%

Luxor Capital Group (3)	1,968,108	7.8%

Wellington Management Group, LLP (4)	1,396,225	5.5%

(1)

Consists of 3,516,343 shares of Common Stock beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by BlackRock, Inc. Based solely on information set forth in a Schedule 13G/A filed by such persons on January 27, 2022. The address of such persons is BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.

(2)

Consists of 2,059,379 shares of Common Stock beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by The Vanguard Group. Based solely on information set forth in a Schedule 13G filed by such persons on February 10, 2022. The address of such persons is The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355.

(3)

Consists of 1,968,108 shares of Common Stock beneficially owned of record by Luxor Capital Partners, LP (“Onshore Fund”), Luxor Capital Partners Offshore Master Fund, LP (“Offshore Master Fund”), Luxor Capital Partners Offshore, Ltd. (“Offshore Feeder Fund”), Lugard Road Capital Master Funds, LP (“Lugard Master Fund”), Luxor Wavefront, LP (“Wavefront Fund”), Luxor Gibraltar, LP – Series I (“Gibraltar Fund”) LCG Holdings, LLC (“LCG Holdings”), Lugard Road Capital GP, LLC (“Lugard GP”), Luxor Capital Group, LP (“Luxor Capital Group”), Luxor Management, LLC (“Luxor Management”), Jonathan Greene (“Mr. Greene”) and Christian Leone (“Mr. Leone”). Based solely on information set forth in a Schedule 13G/A filed by such persons on February 14, 2022. The principal business address of each of Onshore Fund, Wavefront Fund, Gibraltar Fund, Luxor Capital Group, Luxor Management, Lugard GP, LCG Holdings, Mr. Greene and Mr. Leone is 1114 Avenue of the Americas, 28th Floor, New York, New York 10036. The principal business address of each of Offshore Master Fund, Offshore Feeder Funds and Lugard Master Fund is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1004, Cayman Islands.

(4)

Consists of 1,396,225 shares of Common Stock beneficially owned of record by Wellington Management Group, LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company LLP. Based solely on information set forth in a Schedule 13G/A filed by such persons on February 4, 2022. The address of such persons is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210.

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Named Executive Officers and Directors	Shares of Common Stock Directly or Indirectly Owned		Shares of Common Stock Issuable Within 60 Days	Shares of Common Stock Subject to Future Vesting Requirements	Stock Options of Common Stock Exercisable Within 60 Days	Total Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock	Depository Shares of Series C Preferred Stock (4)	Percentage of Depository Shares of Series C Preferred Stock

Carlos M. Sepulveda, Jr.	354,712		—	—	—	354,712	1.41%	—	—

Aaron P. Graft	229,773	(1)	—	7,751	39,172	276,696	1.10%	—	—

Richard L. Davis	207,523	(2)	—	—	—	207,523	*	20,000	1.11%

C. Todd Sparks	206,281	(3)	—	—	—	206,281	*	—	—

Charles A. Anderson	122,860		—	—	—	122,860	*	—	—

Gail Lehmann	26,596		—	2,884	17,826	47,306	*	—	—

Michael P. Rafferty	32,714		—	—	—	32,714	*	8,000	*

Adam D. Nelson	8,584		—	2,592	20,606	31,782	*	—	—

Maribess L. Miller	17,130		—	—	—	17,130	*	—	—

Frederick Perpall	10,376		—	—	—	10,376	*	—	—

Harrison B. Barnes	9,366		—	—	—	9,366	*	—	—

Todd Ritterbusch	2,000		—	5,096	1,921	9,017	*	20,000	1.11%

W. Bradley Voss	5,506		—	2,039	1,330	8,875	*	—	—

Laura K. Easley	2,229		—	—	—	2,229	*	—	—

Debra A. Bradford	2,050		—	—	—	2,050	*	—	—

All directors and executive officers, as a group (15 persons)						1,338,917	5.30%	48,000	2.67%

*	Indicates less than 1%
(1)

Excludes 3,315 shares of Common Stock held by Mr. Graft’s wife, Kimberly Graft through Goldman Sachs FBO Kimberly Graft Roth IRA. 143,455 shares of stock held by Mr. Graft have been pledged to JPMorgan Chase Bank, N.A. in connection with a personal loan facility entered into by Mr. Graft.

(2)

Includes (i) 74,079 shares indirectly owned as trustee of the Sheree Davis 2006 Children’s Trust, (ii) 74,079 shares indirectly owned as trustee of the Richard Davis 2006 Family Trust, and (iii) 6,826 shares indirectly owned as trustee of the Rick and Sheree Davis Family Foundation, a 501(c)3 organization. Mr. Davis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(3)

Mr. Sparks exercises voting and dispositive control over an aggregate of 154,690 shares of Common Stock held by SBS Equity, LLC, The Sparks Foundations, Inc., a 501(c)3 organization and Sparco Market Fund. Mr. Sparks disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(4)

Each Depository Share represents a 1/40th interest in a share of the Company’s 7.125% Series C Fixed Rate Non-Cumulative Perpetual Preferred Stock, par value $0.01 per share. As of February 28, 2022, there were 1,800,000 Depository Shares outstanding.

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PROPOSAL 2: ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

With this Proposal 2, the Company’s stockholders are being asked to provide advisory approval of the 2022 compensation of the Company’s named executive officers, as it has been described in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives each stockholder the opportunity to endorse or not endorse the Company’s executive pay program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this Proxy Statement. While this vote is advisory and not binding on the Company, it will provide the Company with information regarding investor sentiment about its executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of its 2022 fiscal year and beyond. While the say on pay vote is a formal means for soliciting stockholder feedback, the Company also welcomes the opportunity to engage with stockholders at any time.

In deciding how to vote on this Proposal, the Board encourages you to read the “Executive Compensation – Compensation Disclosure and Analysis” section of this Proxy Statement and the tabular and narrative disclosure which follows it. In those sections, we discuss each element of compensation, including base salaries, short-term incentives and long-term incentives. We also discuss our policies and other factors which affect the decisions of our Compensation Committee.

The Company believes that its executive compensation policies and procedures are competitive, focused on pay-for-performance principles, strongly aligned with the long-term interests of the Company’s stockholders and designed to attract and retain the talent needed to drive stockholder value and help the Company meet or exceed its financial and performance targets. The Company also believes that the compensation of its named executive officers for 2021 reflected the Company’s financial results for 2021. Accordingly, stockholders are being asked to vote on the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the holders of the Common Stock hereby approve the compensation of the named executive officers as described in this Proxy Statement under the heading “Executive Compensation”, including the Compensation Discussion and Analysis, the compensation tables and related footnotes.”

The vote by the stockholders will be a non-binding, advisory vote, meaning that the voting results will not be binding on the Company, the Compensation Committee or the Board or overrule or affect any previous action or decision by the Compensation Committee or the Board or any compensation previously paid or awarded. However, the Compensation Committee and the Board will take the voting results into account when determining executive compensation matters in the future. Proxies will be voted for the approval of the named executive officers’ compensation unless otherwise specified.

The Board recommends that you vote FOR the approval of the non-binding advisory resolution regarding the compensation of the named executive officers as set forth in this Proxy Statement

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PROPOSAL 3: APPROVAL OF AMENDMENT TO THE COMPANY’S SECOND AMENDED AND RESTATED CERTIFICATE OF FORMATION TO CHANGE THE NAME OF THE COMPANY

The Board of Directors has unanimously approved, and recommends that our stockholders approve, a proposal to amend our Certificate of Formation to change the name of the Company from Triumph Bancorp, Inc. to Triumph Financial, Inc. (the “Name Change Proposal”). The form of the proposed amendment to our Certificate of Formation is attached to this proxy statement as Annex A.

The impetus for the proposed name change to Triumph Financial, Inc. is to better align the Company’s name and brand with its emerging payments and financial technology businesses.    Such name change would take place as part of a broader re-branding initiative planned to be undertaken by the Company during the second or third quarter of 2022.

The change in the Company’s name will not affect the status of the Company or the rights of any stockholder in any respect, or the transferability of stock certificates presently outstanding. The currently outstanding stock certificates evidencing shares of the Company’s securities bearing the name Triumph Bancorp, Inc. will continue to be valid following the name change. In the future, new stock certificates will be issued bearing the new name, but the name change will in no way affect the validity of your current stock certificates.

If the Name Change Proposal is approved by the stockholders, the name change will become effective upon the filing of an amendment to our Certificate of Formation with the Secretary of State of the State of Texas. If approved, the Company intends to file the amendment prior to December 31, 2022.

Vote Required for Approval

The affirmative vote of holders of at least two-thirds of the outstanding shares entitled to vote on this matter is required to adopt the Name Change Proposal. Abstentions, broker non-votes and failures to vote will have the same effect as votes against the proposal.

The name change, if approved by our stockholders, would have the effect of changing the legal name of the Company. If the Name Change Proposal is not approved, the Company’s legal name will continue to be Triumph Bancorp, Inc.

The Board recommends that you vote FOR the approval of the Amendment to the Company’s Second Amended and Restated Certificate of Formation to change the name of the Company

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PROPOSAL 4:  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Crowe LLP to serve as Triumph’s independent registered public accounting firm for the fiscal year ending December 31, 2022. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Crowe LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Crowe LLP as our independent public accountants is not required by our Bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Crowe LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our stockholders’ best interests.

Audit and Non-Audit Fees

For the fiscal years ended December 31, 2021 and 2020, Crowe LLP provided various audit and audit-related services to the Company. Set forth below are the aggregate fees billed for these services:

	2021	2020

Audit fees	$1,317,500	$1,440,200

Audit-related fees	21,100	19,800

Tax fees	128,500	216,000

	$1,467,100	$1,676,000

Audit fees include aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements, for the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, for the issuance of comfort letters and SEC consents, and for the audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related fees are fees for assurance and related services that are reasonably related to Crowe LLP’s audits and are not reported under “audit fees”, including, during 2021 and 2020, work performed in connection with employee benefit plan audits and consultations concerning accounting and financial reporting standards.

Tax fees for 2021 include approximately $119,000 for tax compliance, including the preparation, filing, and review of tax returns and approximately $10,000 for tax consulting related to tax advice and tax planning.

Tax fees for 2020 include approximately $156,000 for tax compliance, including the preparation, filing, and review of tax returns and approximately $60,000 for tax consulting related to tax advice and tax planning.

No fees were billed for professional services rendered for services or products other than those listed under the captions “Audit Fees”, “Audit-Related Fees”, and “Tax Fees” for 2020 and 2021.

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Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures to ensure that all audit, audit-related and permitted non-audit services provided to us are pre-approved by the Audit Committee. Any audit and non-audit services require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary and this special pre-approval is reported out at the next meeting of the Audit Committee.

All of the audit-related, tax and all other services provided by Crowe LLP to us in 2021 were approved by the Audit Committee. The Audit Committee has determined that all non-audit services provided by Crowe LLP in 2021 were compatible with maintaining its independence in the conduct of its auditing functions.

The Board of Directors unanimously recommends a vote FOR the ratification of our appointment of Crowe LLP as our independent registered public accounting firm for the current fiscal year.

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REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee reviewed and discussed with management and the independent auditor the quarterly and annual earnings press releases and financial statements prior to their issuance.

The Audit Committee is governed by a charter. A copy of the charter is available on the Company’s website at http://ir.triumphbancorp.com. The Audit Committee held nine meetings during 2021. The Company’s current Audit Committee Charter was last updated on July 27, 2021. The Audit Committee is comprised solely of independent directors as defined by NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. Two of the four Audit Committee members are audit committee financial experts as defined by the SEC.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal auditors and the Company’s independent auditor. The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s Independent Auditor, both in fact and appearance. The Audit Committee evaluates the qualifications, performance and independence of the Company’s Independent Auditor and its lead partner and makes a determination whether to re-engage the current Independent Auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. The Audit Committee participates in discussions and negotiations of audit and audit-related fees and approves all fees and services of the Independent Auditor. The Audit Committee has appointed Crowe LLP as the Company’s Independent Auditor for 2022. Crowe LLP has been the Independent Auditor for the Company since 2012.

The members of the Audit Committee and the Board of Directors believe that, due to Crowe LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue retention of Crowe LLP to serve as the Company’s Independent Auditor. The Audit Committee has overall responsibility for the appointment, compensation and oversight of the Independent Auditor. Although the Audit Committee has the sole authority to appoint the Independent Auditor, the Audit Committee will continue to recommend that the Board of Directors ask the stockholders, at the Annual Meeting, to ratify the appointment of the Independent Auditor.

The Audit Committee reviewed with the Independent Auditor, which is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the SEC, and other applicable regulations. The Audit Committee also discussed with the Independent Auditor the critical audit

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matter included in the Independent Auditor’s 2021 report. In addition, the Audit Committee has discussed with the Independent Auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the Independent Auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed by the Company with the SEC.

THE AUDIT COMMITTEE

Michael P. Rafferty, Chairman

Maribess L. Miller

C. Todd Sparks

Debra Bradford

March 15, 2022

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STOCKHOLDER PROPOSALS

Stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2023 proxy statement and acted upon at our 2023 Annual Meeting (the “2023 Annual Meeting”) must be received by us at our executive offices at 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251, Attention: Corporate Secretary, on or prior to November 26, 2022. If, however, the 2023 Annual Meeting takes place more than 30 days before or after April 26, 2023, then the deadline for stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2022 proxy statement and acted upon at our 2023 Annual Meeting shall be a date that we determine to be a reasonable time before we begin to print and send our Proxy Materials. In this event, we will disclose this deadline in a public filing with the SEC.

Stockholder proposals submitted for consideration at the 2023 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including stockholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2022 Annual Meeting, or not later than 120 days nor earlier than 150 days before the first anniversary of the date of the 2022 Annual Meeting in the case of stockholder nominations for candidates for election as directors. As a result, any notice given by a stockholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than December 28, 2022 and no later than January 27, 2023. However, if the date of the 2023 Annual Meeting occurs more than 30 days before or more than 60 days after April 26, 2023, notice by the stockholder of a proposal must be delivered no later than the later of 70 days prior to the date of such annual meeting or the 7th day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of the Company or the day on which we first make a public announcement of the date of the annual meeting. Stockholder proposals or nominations must include the specified information concerning the stockholder and the proposal or nominee as described in our Bylaws.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 25, 2023. If, however, the 2023 Annual Meeting takes place more than 30 days before or after April 26, 2023, then notice must be provided by the later of 60 calendar days prior to the date of the annual meeting or the 10th calendar day following the day on which public announcement of the date of the annual meeting is first made by us.

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HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirement for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to all holders at that address. This process is commonly known as “householding.” To conserve resources and reduce expenses, we consolidate materials under these rules when possible. Stockholders who participate in householding will receive separate proxy cards.

Because we are using the SEC’s notice and access rule and are delivering proxy materials electronically, we will not household our proxy materials or notices to stockholders of record sharing an address. This means that stockholders of record who share an address will each be mailed a separate Notice of Internet Availability of Proxy Materials. However, certain brokerage firms, banks, or similar entities holding our Common Stock for their customers may household proxy materials or notices. Stockholders sharing an address whose shares of our Common Stock are held in street name should contact their broker if they now receive (i) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (ii) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251.

By Order of the Board of Directors,

Aaron P. Graft

President and Chief Executive Officer

Triumph Bancorp  |  2022 Proxy Statement        55

ANNEX A	CERTIFICATE OF AMENDMENT TO SECOND AMENDED AND RESTATED CERTIFICATE OF FORMATION

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF FORMATION

OF

TRIUMPH BANCORP, INC.

Triumph Bancorp, Inc., a corporation organized and existing under the laws of the State of Texas (the “Corporation”), hereby certifies as follows:

ARTICLE I

ENTITY INFORMATION

The name, type, and date of formation of the Corporation, and file number assigned and issued to the Corporation by the Secretary of State, are:

Name:	Triumph Bancorp, Inc.
Type:	For-Profit Corporation
Date of Formation:	November 10, 2003
Filing Number:	800267139

ARTICLE II

AMENDMENTS

The Second Amended and Restated Certificate of Formation of the Corporation, as amended by the Certificate of Amendment thereto (the “Existing Certificate”), is hereby amended as follows:

1.    Amended Name. Article I of the Existing Certificate is hereby amended in its entirety to read as follows:

“The name of the Corporation is Triumph Financial, Inc. (the “Corporation”).”

ARTICLE III

STATEMENT OF APPROVAL

The amendment to the Existing Certificate to be effected hereby has been approved in the manner required by the Texas Business Organizations Code and the governing documents of the Corporation.

ARTICLE IV

EFFECTIVENESS OF FILING

This Certificate of Amendment becomes effective when filed by the Secretary of State.

The undersigned signs this Certificate of Amendment subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the Corporation to execute this Certificate of Amendment.

Date: , 2022	TRIUMPH BANCORP, INC.

By:
Name:
Title:

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